Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

EATON CORPORATION PLC,

EATON CORPORATION,

EATON CAPITAL UNLIMITED COMPANY,

MOBILITY (USA) CORPORATION

and

DANA INCORPORATED

Dated as of June 10, 2026

i

ii

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Confirmation of Intellectual Property Assignment
Exhibit C	Form of Intellectual Property Cross License Agreement
Exhibit D	Forms of Trademark License Agreements
Exhibit E	Form of Tax Matters Agreement
Exhibit F	Form of Real Estate Matters Agreement
Exhibit G	Form of Transition Services Agreement

Disclosure Letter

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 10, 2026, is entered into by and among Eaton Corporation plc, an Irish public limited company (“Parent”), Eaton Corporation, a corporation registered in the State of Ohio (“Eaton Ohio”), Eaton Capital Unlimited Company, an Irish public unlimited company (“Eaton HoldCo”), Mobility (USA) Corporation, a Delaware corporation (“SpinCo”) and Dana Incorporated, a Delaware corporation (“Merger Partner”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, Parent intends to separate the SpinCo Business from the Parent Business and, in accordance with the Restructuring Plan, to cause (a) the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group and (b) the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, all upon the terms and subject to the conditions set forth in this Agreement (the “Restructuring”);

WHEREAS, in accordance with the Restructuring Plan, and prior to the Distribution, among other things, Eaton Ohio will contribute certain SpinCo Assets to SpinCo in consideration for (a) the assumption by SpinCo of certain SpinCo Liabilities, (b) the issuance of SpinCo Shares and (c) the receipt of a portion of the SpinCo Payment to be determined in accordance with the terms and subject to the conditions set forth herein (the “Eaton Ohio Contribution”);

WHEREAS, in accordance with the Restructuring Plan, following the Eaton Ohio Contribution, Eaton Ohio will distribute 100% of the SpinCo Shares to Eaton Holding XIII, a Société à Responsabilité Limitée organized under the laws of Luxembourg (the “Eaton Ohio Distribution”);

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, the Eaton Ohio Contribution and the Eaton Ohio Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) and Section 355 of the Code;

WHEREAS, in accordance with the Restructuring Plan, and following the consummation of the Eaton Ohio Distribution, certain members of the Parent Group (excluding, for the avoidance of doubt, Parent) shall contribute, convey, transfer, assign and deliver to SpinCo or members of the SpinCo Group, and SpinCo and members of the SpinCo Group shall accept and assume from such members of the Parent Group, all of the right, title and interest of such members of the Parent Group in, to and under certain of the SpinCo Assets and SpinCo Liabilities relating to the SpinCo Business and, thereafter, members of the Parent Group shall transfer, directly or indirectly, 100% of the SpinCo Shares to Parent, resulting in Parent owning directly 100% of the SpinCo Shares;

WHEREAS, following the consummation of the foregoing Restructuring transactions, and on the Distribution Date, upon the terms and subject to the conditions set forth in this Agreement, Parent, at its election, shall make a distribution to be effected by either (i) causing SpinCo to issue 100% of the SpinCo Shares to the Parent shareholders on a pro rata basis (the “One-Step Spin-Off”), or (ii) the consummation of an exchange offer whereby Parent redeems Parent Shares held by certain shareholders of Parent electing to participate in such exchange offer in exchange for the issuance of SpinCo Shares by SpinCo to such shareholders (the “Exchange Offer”), which, to the extent necessary, shall be followed by a Clean-Up Spin-Off on the Distribution Date and immediately following the consummation of the Exchange Offer (in each case of clauses (i) and (ii), the “Distribution”), after which 100% of the SpinCo Shares held by Parent will be canceled and extinguished;

WHEREAS, the Restructuring together with the Distribution is referred to as the “Separation”;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, SpinCo, Atlas Mobility Sub, Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of SpinCo (“Merger Sub”), and Merger Partner, immediately following the Distribution, Merger Sub will merge with and into Merger Partner (the “Merger”), with Merger Partner surviving as the surviving entity and all shares of Merger Partner will be converted into the right to receive SpinCo Shares upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of Parent, or a duly authorized committee thereof, has determined it is appropriate, desirable and in the best interests of Parent that the SpinCo Business be separated and the Board of Directors of Parent and the Board of Directors of SpinCo have approved the Restructuring, the Distribution, the Merger Agreement and the Merger;

WHEREAS, it is the intention of the Parties that, (a) for U.S. federal income Tax purposes: (i) the Distribution qualify as a tax-free “distribution” under Section 355(a) of the Code to holders of Parent Shares, including the non-recognition of gain and income inclusion by such holders under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder, and as tax-free to Parent under Section 355(c) of the Code; (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Eaton Ohio Contribution and the Eaton Ohio Distribution (taken together); (iii) the Merger qualify as a “reorganization” under Section 368(a) of the Code; and (iv) the Merger Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Merger and (b) for Irish Tax purposes, in respect of the Exchange Offer, that (i) no liability for dividend withholding Tax arises for Parent or SpinCo; (ii) no Tax on chargeable gains arise for any of Parent, SpinCo, the holders of SpinCo Shares (except with respect to the receipt of cash in lieu of fractional SpinCo Shares pursuant to Section 3.3 of the Merger Agreement) or the holders of Parent Shares (other than holders of SpinCo Shares or Parent Shares who are resident or ordinarily resident in Ireland or holders of Parent Shares that hold their shares in connection with a trade or business carried on by such holders in Ireland through a branch or agency) and except with respect to the receipt of cash in lieu of fractional SpinCo Shares, if any; (iii) no stamp duty arises for any of Parent, SpinCo or any of their shareholders; and (iv) any gain for applicable accounting purposes recognized by Parent on the Exchange Offer will qualify as “excluded equity gain” within the meaning of Section 111P of the Taxes Consolidation Act 1997 (as amended); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationship of Parent, SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means the accounting principles and standards, methods, policies, practices and procedures set forth on Section 2.7(a)(i) of the Disclosure Letter. In the event of any conflict between the Accounting Principles as set forth in Section 2.7(a)(i) of the Disclosure Letter and this Agreement, including the defined terms herein, this Agreement, including the defined terms herein, shall apply.

“Action” means any claim, counterclaim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, mediation, inquiry, audit, assessment, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.7(a)(ii).

“Adversarial Action” means (a) an Action by one or more members of the Parent Group, on the one hand, against one or more members of the SpinCo Group, on the other hand, or (b) an Action by one or more members of the SpinCo Group, on the one hand, against one or more members of the Parent Group, on the other hand.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, from and after the Distribution Date, (a) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the Parent Group and (b) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group.

“Agreement” means this Separation and Distribution Agreement, including the Disclosure Letter.

“Ancillary Agreements” means the Master Ancillary Agreements and any other instruments, assignments, documents and agreements executed or to be executed between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, in each case in connection with the Restructuring and the implementation of the transactions contemplated by this Agreement (including any Real Estate Separation Document (other than the Intercompany Leases and Intercompany Subleases, which shall not be Ancillary Agreements)), any Local Transfer Agreement and any other agreement or instrument executed by one or more members of the Parent Group and one or more members of the SpinCo Group for the purpose of transferring or conveying equity interests, Assets or Liabilities in order to effect the transactions contemplated hereby, but excluding the Merger Agreement, any agreement entered into between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, governing commercial relationships between the two Groups following the Distribution (including the agreements listed on Section 1.1(a) of the Disclosure Letter).

“Assets” means all assets, Contracts, properties, claims and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Audited Party” has the meaning set forth in Section 6.5(d).

“Available Insurance Policies” means the insurance policies listed on Section 1.1(b) of the Disclosure Letter under the caption “Parent Available Insurance Policies.”

“Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is maintained primarily for the benefit of employees in the United States and is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA)) sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no (a) Parent Equity Compensation Award (as defined in the Employee Matters Agreement), nor any plan under which any such Parent Equity Compensation Award is granted, (b) plan, program or arrangement sponsored by a Governmental Authority or (c) plan, policy, program, arrangement or understanding mandated by applicable Law, will constitute a “Benefit Plan”. In addition, no Employment Agreement (as defined in the Employee Matters Agreement) will constitute a Benefit Plan for purposes hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.) and files and other documents in whatever form, physical, electronic or otherwise.

“Bussmann Products” means, collectively, any and all fuses sold, offered for sale, marketed, distributed, manufactured, or otherwise commercialized by or on behalf of (i) Parent or any of its Subsidiaries prior to the Distribution Date under the “Bussmann” brand or (ii) the Parent Group after the Distribution Date under the “Bussmann” brand.

“Cash Management Arrangements” means all cash management arrangements pursuant to which Parent or any of its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of SpinCo or any member of the SpinCo Group.

“Clean-Up Spin-Off” has the meaning set forth in Section 4.3(c).

“Closing Statement” has the meaning set forth in Section 2.7(b)(ii).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collecting Party” has the meaning set forth in Section 2.3(d)(iii).

“Commission” means the U.S. Securities and Exchange Commission.

“Competitive Business” has the meaning set forth in Section 8.3(a).

“Confirmation of Intellectual Property Assignment” means the Confirmation of Intellectual Property Assignment, in substantially the form attached hereto as Exhibit B, entered into or to be entered into by and among one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from or to any Person.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license, sublicense or joint venture agreement, other than a Permit.

“control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, note, bond, instrument, lease, license, sublicense or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Credit Support Instruments” has the meaning set forth in Section 3.1(a).

“D&O Policies” has the meaning set forth in Section 7.6.

“Data Protection Laws” shall mean all Laws governing the collection, use, storage, processing and transfer of Personal Data including, without limitation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “GDPR”), the Irish Data Protection Acts 1988-2018, the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (S.I. No. 336 of 2011), as amended, and all implementing, supplementing or replacing legislation and regulations issued thereunder, in each case as amended, re-enacted or replaced from time to time.

“Database” means all databases, datasets and collections and compilations of data, in any form or medium, whether machine readable or otherwise.

“Database Rights” means all Copyrights and sui generis rights in Databases and any other statutory and common law rights in Databases under the Laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor. For the avoidance of doubt, Database Rights shall not include any separate proprietary or intellectual property rights in any data itself contained in such Databases.

“Disbursement” has the meaning set forth in Section 2.3(d)(iii).

“Disbursement Invoice” has the meaning set forth in Section 2.3(d)(iii).

“Disbursement Receiving Party” has the meaning set forth in Section 2.3(d)(iii).

“Disclosure Documents” means (a) the Form 10 or any other registration statement to be filed by SpinCo with the Commission to effect the registration of SpinCo Shares in connection with the Distribution, and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, any current or periodic report or similar disclosure document, whether or not filed with or furnished to the Commission or any other Governmental Authority by SpinCo or Parent or any member of their respective Groups, and (b) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Restructuring or the SpinCo Group or primarily relates to the transactions contemplated by this Agreement, the Merger Agreement or any of the other Transaction Documents.

“Disclosure Letter” means that certain disclosure letter prepared and delivered by Parent and SpinCo as of the date of this Agreement.

“Disputes” has the meaning set forth in Section 9.3.

“Dispute Notice” has the meaning set forth in Section 9.3.

“Disputed Items” has the meaning set forth in Section 2.7(c)(ii).

“Distribution” has the meaning set forth in the Recitals hereof.

“Distribution Agent” means the distribution agent appointed by Parent to distribute to the record holders of Parent Shares, pursuant to the Distribution, the shares of SpinCo Shares held by Parent.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Issuance” means (i) the Fully Diluted Merger Partner Shares, multiplied by (ii) the quotient obtained by dividing 50.1 by 49.9.

“Distribution Ratio” means the quotient obtained by dividing the Distribution Issuance by the number of Parent Shares issued and outstanding as of the Record Date.

“Distribution Structure Election” has the meaning set forth in Section 4.3(a).

“Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

“Distribution True-Up Adjustment” has the meaning set forth in the Merger Agreement.

“Eaton HoldCo” has the meaning set forth in the Recitals.

“Eaton Indemnitor Change Event” means, with respect to either Eaton Indemnitor, (a) the sale, transfer, assignment or other disposition of all or substantially all of such Eaton Indemnitor’s assets (whether to a third party or to an Affiliate), (b) such Eaton Indemnitor no longer being a wholly-owned Subsidiary of Parent, or (c) the liquidation, bankruptcy, insolvency, assignment for the benefit of creditors or other financial restructuring of such Eaton Indemnitor.

“Eaton Indemnitors” means, collectively, Eaton Ohio, Eaton HoldCo and any Replacement Indemnitor.

“Eaton Ohio” has the meaning set forth in the Preamble.

“Eaton Ohio Contribution” has the meaning set forth in the Recitals.

“Eaton Ohio Distribution” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, in substantially the form attached hereto as Exhibit A, entered into or to be entered into by and between Parent, Eaton Ohio, Eaton HoldCo and SpinCo on or immediately prior to the Distribution Date.

“Environment” means soil, soil gas, sediments, land, wastewater, surface water, groundwater, drinking water, navigable waters, subsurface strata, vegetation, wetland, natural resources or indoor or ambient air.

“Environmental Laws” means all Laws relating to the pollution or protection of the Environment, public or worker health and safety (as it relates to exposure to Hazardous Substances), and natural resources, including the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including any debt security) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest, in any such case whether owned or held beneficially, of record or legally.

“Estimated Closing Statement” has the meaning set forth in Section 2.7(b).

“Estimated SpinCo Cash Amount” has the meaning set forth in Section 2.7(b).

“Estimated SpinCo Indebtedness” has the meaning set forth in Section 2.7(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Exchange Offer” has the meaning set forth in the Recitals hereof.

“Final Adjustment Amount” has the meaning set forth in Section 2.7(d).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Former SpinCo Employee” means any individual who, during the twelve (12) month period immediately prior to the Distribution, exclusively provided services to the SpinCo Business and who either (a) (i) on or before the close of business on the Distribution Date retired or otherwise separated from service from Parent and its Subsidiaries, and (ii) whose last day worked with Parent and its Subsidiaries was with (A) the SpinCo Business or (B) any Person that will be a SpinCo Entity immediately after the Distribution or (b) is set forth on Schedule 1.1(a) to the Employee Matters Agreement.

“Fully Diluted Merger Partner Shares” means the number of shares of Merger Partner Common Stock outstanding as of immediately before the Distribution Time on a fully-diluted, as converted and as exercised basis in accordance with the treasury stock method, calculated by reference to the closing price per share of Merger Partner Common Stock on the trading day immediately prior to the Distribution, including (i) shares of Merger Partner Common Stock underlying outstanding Merger Partner Equity Awards (with performance goals relating to the Merger Partner PSUs (as defined in the Merger Agreement) measured as set forth in Section 3.5 of the Merger Agreement) and (ii) any other outstanding securities convertible into or exercisable for shares of Merger Partner Common Stock.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a Governmental Authority.

“Governmental Approvals” means any notices, reports or other filings given to or made with, or any Consents, registrations or permits obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

“Group” means either the Parent Group or the SpinCo Group, as the context requires.

“Hazardous Substance” means any (a) substance, material or waste, or pollutant or contaminant, in each case as defined as hazardous, toxic or words of similar meaning and regulatory effect or regulated by, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental Law, (b) petroleum, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene, and any other petroleum product, derivative or by-product, (c) asbestos or asbestos-containing material or toxic mold, and (d) polychlorinated biphenyls, methane, radioactive material or per- and polyfluoroalkyl substance.

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnitee” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information” means data and information, whether or not patentable, copyrightable or protectable as a Trade Secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing or business plans, customer names or information, communications (including emails, text messages, IMs, and chats, including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files, in each case excluding any Intellectual Property rights therein.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any third party in the nature of insurance in respect of any Liability;

in any such case net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in the collection thereof, (iii) any reimbursement obligations under “fronted” or similar insurance policies and (iv) any Taxes resulting from the receipt thereof.

“Intellectual Property” means all intellectual property and proprietary rights, industrial property rights and other similar rights in any jurisdiction, including all rights in (a) patents and patent applications including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing and foreign equivalents thereof (“Patents”); (b) all trademarks, service marks, corporate names, logos, brand names, certification marks, trade dress, trade names and other indications of origin, goodwill associated with the foregoing and symbolized thereby and all applications, registrations, renewals and extensions of the foregoing (“Marks”); (c) domain names and associated uniform resource locators (“Domain Names”); (d) copyrights, mask works, designs, works of authorship, including all registrations, applications, renewals, extensions and reversions of any of the foregoing and all moral rights (however denominated) (other than Database Rights), together with any waivers of such moral rights to the extent permitted under applicable Law (“Copyrights”); (e) Software; (f) Database Rights; (g) trade secrets, non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures, drawings, specifications, customer lists, customer data, data, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, that are proprietary (in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or issued Patents) (“Trade Secrets”); and (h) social media accounts and handles (“Social Media Accounts”).

“Intellectual Property Cross License Agreement” means the Intellectual Property Cross License Agreement, in substantially the form attached hereto as Exhibit C, entered into or to be entered into by and among one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Intercompany Accounts” has the meaning set forth in Section 2.3(a).

“Intercompany Arrangement” means any Contract or transaction between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand.

“Intercompany Deeds” means the deeds (or similar instruments) conveying a fee simple interest (or local equivalent) in real property, together with any applicable transfer Tax forms and other documents required under applicable Law, (a) from a member of the Parent Group, as grantor, to a member of the SpinCo Group, as grantee, or (b) from a member of the SpinCo Group, as grantor, to a member of the Parent Group, as grantee.

“Intercompany Leases” means the real property leases by and between (a) a member of the Parent Group, as lessor, and a member of the SpinCo Group, as lessee, or (b) a member of the SpinCo Group, as lessor, and a member of the Parent Group, as lessee.

“Intercompany Subleases” means the real property subleases by and between (a) a member of the Parent Group, as sublessor, and a member of the SpinCo Group, as sublessee, and (b) a member of the SpinCo Group, as sublessor, and a member of the Parent Group, as sublessee (if any).

“Internal Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a member of the Parent Group or the SpinCo Group.

“Joint Actions” has the meaning set forth in Section 5.11(c).

“Known Counsel” has the meaning set forth in Section 6.10.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether prior to, now or hereinafter in effect.

“Lease Assignments” means the assignments of real property leases and subleases by and between (a) a member of the Parent Group, as assignor, and a member of the SpinCo Group, as assignee, or (b) a member of the SpinCo Group, as assignor, and a member of the Parent Group, as assignee.

“Liabilities” means any and all claims, debts, demands, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities, obligations or requirements of any kind or nature, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees and expenses, the costs and expenses of all assessments, judgments, settlements, compromises and resolutions, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the immediately preceding sentence (including reasonable costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“Local Transfer Agreement” means any agreement entered into for the purpose of effecting the Separation Transactions in accordance with the Laws of an applicable jurisdiction, including those set forth on Section 1.1(c) of the Disclosure Letter, other than any Master Ancillary Agreement.

“Managing Party” has the meaning set forth in Section 5.11(d).

“Master Ancillary Agreements” means the Employee Matters Agreement, the Confirmation of Intellectual Property Assignment, the Intellectual Property Cross License Agreement, the Trademark License Agreements, the Tax Matters Agreement, the Real Estate Matters Agreement and the Transition Services Agreement.

“Maximum Cash Amount” means the amount of SpinCo Cash set forth on Schedule I of Section 1.1(d) of the Disclosure Letter.

“Minimum Cash Amount” means, with respect to each SpinCo Cash Jurisdiction, the amount of SpinCo Cash set forth in the column of Schedule II of Section 1.1(d) of the Disclosure Letter titled “Minimum Cash Amount”.

“Merger” has the meaning set forth in the Recitals hereof.

“Merger Agreement” has the meaning set forth in the Recitals hereof.

“Merger Partner” has the meaning set forth in the Recitals hereof.

“Merger Partner Common Stock” means the common stock, par value $0.01 per share, of Merger Partner.

“Merger Partner Equity Award” has the meaning set forth in the Merger Agreement.

“Merger Sub” has the meaning set forth in the Recitals hereof.

“Merger Tax Opinion” has the meaning set forth in the Merger Agreement.

“Mixed Action” means any Action in respect of which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement that involves both Parent Assets or Parent Liabilities, on the one hand, and SpinCo Assets or SpinCo Liabilities, on the other hand.

“Negotiation Period” has the meaning set forth in Section 9.3.

“Non-Managing Party” has the meaning set forth in Section 5.11(d).

“Non-U.S. Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is maintained primarily for the benefit of employees outside of the United States and is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no (a) Parent Equity Compensation Award, nor any plan under which any such Parent Equity Compensation Award is granted, (b) plan, program or arrangement sponsored by a Governmental Authority or (c) plan, policy, program, arrangement or understanding mandated by applicable Law, will constitute a “Non-U.S. Benefit Plan.” In addition, no Employment Agreement will constitute a Non-U.S. Benefit Plan for purposes hereof.

“Notice of Objection” has the meaning set forth in Section 2.7(c)(i).

“One-Step Spin-Off” has the meaning set forth in the Recitals.

“Other Party’s Auditors” has the meaning set forth in Section 6.5(d).

“Outside Date” has the meaning set forth in the Merger Agreement.

“Parent” has the meaning set forth in the Preamble hereof.

“Parent Account” means any bank, brokerage or similar account owned by Parent or any other member of the Parent Group.

“Parent Assets” means all of Parent’s and its Subsidiaries’ rights, title and interest in all of the Assets of Parent and its Subsidiaries, other than the SpinCo Assets, including all of Parent’s and its Subsidiaries’ right, title and interest in the following Assets (provided that “Parent Assets” shall not include any Tax Attribute, Tax Benefit or Tax Record (each, as defined in the Tax Matters Agreement) or any other Tax assets, the allocation of which shall be governed exclusively by the Tax Matters Agreement):

(a) all Assets that are provided by this Agreement or any Ancillary Agreement as Assets to be retained by, or allocated to, any member of the Parent Group;

(b) all cash and cash equivalents, other than SpinCo Cash;

(c) all Equity Interests in the members of the Parent Group (other than Parent);

(d) all Parent Real Property;

(e) except for the SpinCo Contracts, the SpinCo Real Property Leases or the Shared Contracts, or as otherwise expressly provided herein, all interests of Parent and its Subsidiaries in Contracts to which Parent or its Subsidiaries are parties;

(f) all causes of action (including counterclaims) and defenses of Parent and its Subsidiaries against third parties to the extent relating to any of the Parent Business, the Parent Assets or the Parent Liabilities as well as any books, records and privileged information relating thereto;

(g) the Parent Intellectual Property;

(h) all nontransferable Permits of Parent and its Subsidiaries and all Permits held by Parent and its Subsidiaries that are not primarily used in, or primarily required for, the operation or ownership of the SpinCo Business or the SpinCo Assets;

(i) without limiting SpinCo’s rights expressly provided under Article VII, all policies and programs of, or agreements for, insurance and interests in insurance pools and programs of Parent and its Subsidiaries (in each case including self-insurance, captive insurance and insurance from Affiliates, but excluding the SpinCo Insurance Policies) (collectively, “Parent Insurance Policies”) and all rights of any nature of Parent and its Subsidiaries with respect to any Parent Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j) all personnel and employment records for employees and former employees of Parent and its Subsidiaries who are not SpinCo Employees;

(k) the Parent Business Records;

(l) all rights related to the Parent Portion of any Shared Contract or Surviving Intercompany Arrangement;

(m) the Parent Retained Assets; and

(n) all other Assets, properties, rights, agreements, and claims of Parent and its Subsidiaries, other than those addressed above in this definition, in each case, that are not, SpinCo Assets or were not, during the Reference Period, primarily used in the SpinCo Business, wherever located, whether tangible or intangible, real, personal or mixed.

“Parent Business” means all businesses and operations as conducted immediately prior to the Distribution or as formerly conducted by Parent and its Subsidiaries other than the SpinCo Business.

“Parent Business Records” means all Business Records of Parent and its Subsidiaries other than the SpinCo Business Records.

“Parent Credit Support Instruments” has the meaning set forth in Section 3.1(a).

“Parent Directed Actions” has the meaning set forth in Section 5.11(b)(i).

“Parent Employee” means each individual who is an employee of Parent or any of its Subsidiaries and who, as of the close of business on the Distribution Date, is not a SpinCo Employee (whether employed by the Parent Group or the SpinCo Group) or a Former SpinCo Employee. For the avoidance of doubt, Parent Employees also include Parent Delayed Transferees (as defined in the Employee Matters Agreement), effective as of the Applicable Transfer Date (as defined in the Employee Matters Agreement).

“Parent Group” means, Parent and each Subsidiary of Parent that is or was a Subsidiary of Parent at the time in respect of which the relevant determination is being made, but excluding any member of the SpinCo Group.

“Parent Indemnitees” has the meaning set forth in Section 5.2.

“Parent Intellectual Property” means all Intellectual Property owned by Parent or its Subsidiaries (excluding the SpinCo Intellectual Property) including (a) all rights to the Parent Names and (b) any Intellectual Property listed in Section 1.1(e) of the Disclosure Letter (the foregoing (a) and (b), the “Specified Parent Intellectual Property”).

“Parent Irish Tax Opinion” has the meaning set forth in the Merger Agreement.

“Parent Liabilities” means, without duplication, the following Liabilities: (a) all Liabilities of Parent and its Subsidiaries to the extent relating to, arising out of, or resulting from, any Parent Asset or the Parent Business, (b) all obligations of Parent and its Subsidiaries to the extent relating to, arising out of or resulting from the Parent Portion of any Shared Contract or Surviving Intercompany Arrangement, (c) all Parent Retained Liabilities, (d) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information disclosed regarding Parent, any member of the Parent Group, the Parent Business, SpinCo, any member of the SpinCo Group or the SpinCo Business in the Disclosure Documents and any other documents filed with the Commission or used in documents for an offering of securities in connection with the Distribution or an offering of securities contemplated by this Agreement or the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, the issuance of the SpinCo Debt); and (e) all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Parent Group; provided that in no event shall a SpinCo Liability be a Parent Liability; provided, that “Parent Liabilities” shall not include any Liabilities for Taxes, which shall be governed exclusively by the Tax Matters Agreement.

“Parent Names” means (a) any Marks owned by Parent or its Affiliates containing “Eaton,” “Eatonite,” “EBS,” “Eaton Business System,” “ProLaunch,” “Breaktor,” “Bussmann” or “Martek” or any Eaton-formative mark that contains the “Eaton” name, in each case, either alone or in combination with other words or elements or any variations, translations, transliterations or derivatives thereof or any Marks confusingly similar thereto, and (b) all other Marks owned by Parent or its Affiliates, except for those Marks included in the SpinCo Intellectual Property.

“Parent Policy Pre-Separation Insurance Matters” means any (a) circumstance known by the SpinCo Group or the Parent Group or claim made against the SpinCo Group or the Parent Group and, in either case, reported to the applicable insurer(s) prior to the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” or an “occurrence-reported-based” insurance policy of the

Parent Group (excluding self-insurance, captive insurance and insurance from Affiliates) in effect prior to the Distribution Date or under any extended reporting period thereof, (b) claim (whether made prior to, on or following the Distribution Date) in respect of any incident occurring prior to the Distribution Date, made under the Available Insurance Policies in effect prior to the Distribution Date or (c) if and solely to the extent Parent so elects by written notice to SpinCo, claims made against the SpinCo Group after the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under the “claims-made-based” insurance policies, including any runoff coverage thereunder, of the Parent Group so elected by Parent, other than Available Insurance Policies.

“Parent Portion” means that portion of any Shared Contract or any Surviving Intercompany Arrangement, as applicable, that is not related to the SpinCo Business.

“Parent Real Property” means, except for the SpinCo Owned Real Property and SpinCo Leased Real Property, all of Parent and its Subsidiaries’ right, title and interest in owned and leased real property and other interests in real property, including all such right, title and interest under each real property lease, sublease, license or other occupancy agreement pursuant to which any of them leases, subleases, licenses or otherwise occupies any such real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof.

“Parent Retained Assets” means the Assets to be retained by the Parent Group as set forth on Section 1.1(g) of the Disclosure Letter.

“Parent Retained Liabilities” means the Liabilities to be retained by the Parent Group as set forth on Section 1.1(h) of the Disclosure Letter.

“Parent Shares” means the ordinary shares, $0.01 par value per share, of Parent.

“Parent Spin-Off Tax Opinion” has the meaning set forth in the Merger Agreement.

“Parent Tax Opinions” has the meaning set forth in the Merger Agreement.

“Party” means any party hereto, and “Parties” means all parties hereto.

“Paying Party” has the meaning set forth in Section 2.3(d)(iii).

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents, certifications or orders of, or filings with, any Governmental Authority.

“Permitted Reorganization Amendment” has the meaning set forth in Section 2.1(j).

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority or works council.

“Personal Data” means any information defined as “Personal Data,” “Personally Identifiable Information,” “Personal Information” or similar term by the Data Protection Laws.

“Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit F, entered into or to be entered into by and between Parent and SpinCo.

“Real Estate Separation Documents” means the Intercompany Deeds, the Intercompany Leases, the Intercompany Subleases, the Lease Assignments, and any agreements entered into between members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other, in connection with the allocation and transfer of interests in real properties in connection with the transactions contemplated hereby.

“Real Estate Transaction(s)” means each conveyance, assignment, transfer, novation, lease or sublease of owned or leased real property pursuant to this Agreement or any Ancillary Agreement.

“Receipt” has the meaning set forth in Section 2.3(d)(iii).

“Receiving Party” has the meaning set forth in Section 2.1(d).

“Record Date” means the close of business on the date determined by the board of directors of Parent as the record date for determining the holders of record of Parent Shares in respect of which shares of SpinCo Shares will be distributed pursuant to the Distribution.

“Record Holders” means the holders of record of Parent Shares (other than, for the avoidance of doubt Parent Shares held by Parent as treasury shares) as of the Record Date.

“Reference Period” means the Distribution Date and the twelve (12) months immediately prior thereto.

“Replacement Indemnitor” has the meaning set forth in Section 8.6.

“Representative” has the meaning set forth in Section 6.9(a).

“Resolution Period” has the meaning set forth in Section 2.7(c)(ii).

“Responsible Party” has the meaning set forth in Section 2.3(d)(iii).

“Restricted Period” has the meaning set forth in Section 8.3(a).

“Restrictive Covenant Sections” has the meaning set forth in Section 8.4.

“Restructuring” has the meaning set forth in the Recitals hereof.

“Restructuring Plan” has the meaning set forth in Section 2.1.

“Royal Precision” means Royal Precision Holdings Corp., a Delaware corporation.

“Royal Precision Purchase Price” has the meaning set forth in the Royal Precision Purchase Agreement.

“Royal Precision Equity Interests” has the meaning set forth in the Royal Precision Purchase Agreement.

“Royal Precision Purchase Agreement” means the Equity Purchase Agreement, in substantially the form attached to the Merger Agreement as Exhibit C, to be entered into by and between Eaton Ohio and Merger Partner.

“Separate Conveyance” means the transactions contemplated by the Separate Conveyancing Instruments.

“Separate Conveyancing Instruments” means, collectively, the Royal Precision Purchase Agreement, the Specified Asset Purchase Agreement (if any), or any conveyancing, transfer, sale or assignment agreement solely relating to the foregoing.

“Separation” has the meaning set forth in the Recitals.

“Separation Transactions” means the Restructuring, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Shared Contract” means each Contract set forth on Section 1.1(i) of the Disclosure Letter.

“Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, middleware, development tools, templates, menus, buttons and icons and (c) documentation, including user manuals, and other training documentation, related to any of the foregoing, in each case excluding Databases.

“Specified Asset Purchase Agreement” has the meaning set forth in Section 2.1(j) of the Disclosure Letter.

“Specified Asset Purchase Price” has the meaning set forth in Section 2.1(j) of the Disclosure Letter.

“Specified Asset Transfer Election” has the meaning set forth in Section 2.1(j) of the Disclosure Letter.

“Specified Assets” has the meaning set forth in Section 2.1(j) of the Disclosure Letter.

“Specified Confidential Information” has the meaning set forth in Section 6.9.

“Specified End Markets” means original equipment manufacturers and aftermarket customers of heavy-, medium-, and light-duty trucks, SUVs, CUVs, passenger cars, construction, agriculture, material handling and mining equipment.

“SpinCo” has the meaning set forth in the Preamble hereof.

“SpinCo Account” means any bank, brokerage or similar account owned by SpinCo or any other member of the SpinCo Group.

“SpinCo Assets” means, without duplication, the following Assets of the Parent Group or the SpinCo Group (provided that “SpinCo Assets” shall not include any Tax Attribute, Tax Benefit or Tax Record (each, as defined in the Tax Matters Agreement) or any other Tax Assets, the allocation of which shall be governed exclusively by the Tax Matters Agreement):

(a) all Assets that are provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the SpinCo Group;

(b) all Assets included or reflected as Assets of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Business Balance Sheet, in each case excluding all cash and cash equivalents (except for SpinCo Cash);

(c) all Assets as of the Distribution Date that are of a nature or type that would have resulted in such Assets being included or reflected as Assets of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet if such balance sheet were prepared as of the Distribution Date on a basis consistent with the determination of the Assets included on the SpinCo Business Balance Sheet, in each case excluding any Intellectual Property;

(d) all interests in the capital stock of, or other equity interests in, the members of the SpinCo Group (other than SpinCo) and all other equity, partnership, membership, joint venture and similar interests held by any member of the SpinCo Group or set forth on Section 1.1(o) of the Disclosure Letter under the captions “SpinCo Joint Venture Interests and Other Equity Interests,” or “Subsidiaries,” as applicable;

(e) the SpinCo Contracts;

(f) all rights related to the SpinCo Portion of any Shared Contract or Surviving Intercompany Arrangement;

(g) the SpinCo Owned Real Property, together with all buildings, fixtures and improvements erected thereon;

(h) the SpinCo Leased Real Property and the SpinCo Real Property Leases;

(i) the SpinCo Intellectual Property, including all rights to file for protection thereof and claim priority therefrom and to sue and recover for past, present or future infringement, misappropriation or violation thereof;

(j) the SpinCo Benefit Plans and the SpinCo Non-U.S. Benefit Plans and all assets, trust, insurance policies, funding instruments and administrative contracts related thereto (or, in the case of assets shared with Parent Benefit Plans or Parent Non-U.S. Benefit Plans, the portion thereof assigned or transferred to, or retained by, a member of the SpinCo Group pursuant to the Employee Matters Agreement);

(k) all tangible personal property and interests therein, including machinery, equipment, furniture, office equipment, vehicles, spare and replacement parts and equipment and other tangible property that is used or held for use primarily in the conduct of the SpinCo Business;

(l) all raw materials, work-in-process, finished goods, supplies and other inventories that are used or held for use primarily in the conduct of the SpinCo Business;

(m) all trade accounts receivable and other receivables (other than any Surviving Intercompany Arrangements) to the extent related to the SpinCo Business;

(n) all Permits that are primarily used in, or exclusively required for, the operation or ownership of the SpinCo Business or the SpinCo Assets, excluding any Permits that may not be, or are not permitted to be, transferred due to restrictions under applicable Law, pursuant to their terms or otherwise (the “SpinCo Permits”);

(o) the SpinCo Insurance Policies;

(p) the SpinCo Business Records;

(q) the other Assets listed on Section 1.1(j) of the Disclosure Letter;

(r) all causes of action (including counterclaims) and defenses against third parties to the extent related to the SpinCo Assets, other than those described in clause (f)(ii) of the definition of Parent Assets; and

(s) all other Assets, properties, Information, rights and claims of Parent and its Subsidiaries, other than those addressed above in this definition, in each case that are or were, during the Reference Period, primarily used in or related to the SpinCo Business, wherever located, whether tangible or intangible, real, personal or mixed.

Notwithstanding the foregoing, (A) for the purpose of the “SpinCo Asset” definition, allocation of ownership of any Intellectual Property owned by Parent or its Affiliates shall be determined pursuant to prong (i) above (for clarity, Intellectual Property owned by Parent or its Affiliates shall be deemed excluded from each of prongs (a)-(h) and (j)-(s), in each case, except to the extent that such Intellectual Property constitutes SpinCo Intellectual Property) and (B) the SpinCo Assets shall not include any rights or interests of any member of the Parent Group under this Agreement or any Ancillary Agreement; (C) for the avoidance of doubt, the SpinCo Assets shall include all rights and interests of any member of the SpinCo Group under this Agreement or any Ancillary Agreement; and (D) the SpinCo Assets shall not include any copies of the drawings, specifications and designs relating to Bussmann Products.

“SpinCo Available Insurance Policies” means the insurance policies listed on Section 1.1(k) of the Disclosure Letter under the caption “SpinCo Available Insurance Policies.”

“SpinCo Benefit Plan” means (a) any Benefit Plan sponsored or maintained by any member of the SpinCo Group or (b) any Benefit Plan (other than as set forth in (a)) sponsored or maintained by Parent or any of its Subsidiaries exclusively for the benefit of the SpinCo Employees or Former SpinCo Employees. For the avoidance of doubt, no member of the SpinCo Group will be deemed to sponsor or maintain any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to the Parent Group any reimbursement in respect of such Benefit Plan.

“SpinCo Borrower” has the meaning set forth in Section 4.1(c).

“SpinCo Business” means Parent’s Vehicle and eMobility segments (as described in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission by Parent), as conducted during the Reference Period by Parent and its Subsidiaries, together with the former businesses listed on Section 1.1(l) of the Disclosure Letter; provided, that, for the avoidance of doubt, “SpinCo Business” shall not include Parent’s Electrical Americas, Electrical Global and Aerospace business segments.

“SpinCo Business Balance Sheet” means the audited combined balance sheets of SpinCo as of December 31, 2025, included in the SpinCo Audited Financial Statements (as defined in the Merger Agreement).

“SpinCo Business Records” means all Business Records of Parent and its Subsidiaries exclusively related to the SpinCo Business, but excluding in all cases the Intellectual Property (other than SpinCo Intellectual Property) therein, and excluding in all cases (a) all corporate minute books (and other similar corporate records) and stock records of Parent and its Subsidiaries (other than the members of the SpinCo Group), (b) all Business Records relating to the Parent Assets, (c) any Business Records of or in the possession of Parent and its Subsidiaries that (i) relate to discussions or negotiations with any third party with respect to a sale of the SpinCo Business, including the identity of such third parties, or relate to Parent and its Subsidiaries’ preparations for the transactions contemplated by this Agreement, (ii) any of Parent or its Subsidiaries are required by Law to retain (copies of which, to the extent related to the SpinCo Business and as permitted by Law, will be made available to SpinCo upon SpinCo’s reasonable request) or (iii) any of Parent or its Subsidiaries are prohibited by Law from delivering to SpinCo (including by transfer of equity in any members of the SpinCo Group).

“SpinCo Cash Amount” means the aggregate amount of cash and cash equivalents determined in accordance with the Accounting Principles, in accounts held by a member of the SpinCo Group as of immediately prior to the Distribution (the “SpinCo Cash”). Cash shall include any checks, wire drafts and deposits in transit for the account held by a member of the SpinCo Group, and exclude (A) Insurance Proceeds received after the date of the SpinCo Business Balance Sheet that were generated by Assets that, had the event giving rise to such Insurance Proceeds not occurred, would have been SpinCo Assets (to the extent not previously applied to replace or repair a SpinCo Asset), (B) any cash deposits, cash or cash equivalents (I) held in escrow accounts or as collateral in respect of any obligation, (II) prohibited from being freely transferred by applicable Law or Contract; or (III) any security deposits, earnest deposits, bid deposits, performance deposits, lease deposits, utility deposits and similar other deposits, or any other forms of deposits, and (C) any other cash or cash equivalents that is not immediately available (or, in the case of cash equivalents, maturing and converting into cash within 30 days of the Distribution Date) on an unrestricted basis to be used for the payment of obligations. The SpinCo Cash Amount shall be reduced by any overdrafts and outstanding checks, wire transfers and drafts issued by a member of the SpinCo Group but not yet cleared. Notwithstanding anything to the contrary contained herein, in determining the SpinCo Cash Amount, any Cash held by the SpinCo Group in any SpinCo Cash Jurisdiction that is in excess of the applicable Minimum Cash Amount for such jurisdiction shall be reduced by the percentage for such SpinCo Cash Jurisdiction set forth in the column of Schedule II of Section 1.1(d) of the Disclosure Letter titled “Percentage Reduction of Amount in Excess of Minimum Cash Amount”.

“SpinCo Cash Jurisdiction” means each jurisdiction (or series of jurisdictions) set forth on Section 1.1(n) of the Disclosure Letter.

“SpinCo Charter” means the certificate of incorporation of SpinCo.

“SpinCo Contract” means the following Contracts to which Parent or any of its Subsidiaries (including any member of the SpinCo Group) is a party or by which Parent or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Distribution, except for any such Contract or part thereof that is expressly contemplated to be assigned to or retained by, or allocated to, any member of the Parent Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

(a) any such Contract that is primarily related to the SpinCo Business, other than any Shared Contract, any joint venture governing agreement, any Contract relating to the leasing, subleasing, licensing or occupancy of real property or any Parent Retained Asset;

(b) the SpinCo Joint Venture Agreements;

(c) any Contract listed or described on Section 1.1(m) of the Disclosure Letter; and

(d) any Contract that is otherwise contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned to or retained by, or allocated to, any member of the SpinCo Group.

“SpinCo Credit Support Instruments” has the meaning set forth in Section 3.2(a).

“SpinCo Debt” has the meaning set forth in Section 4.1(c).

“SpinCo Directed Actions” has the meaning set forth in Section 5.11(a)(i).

“SpinCo Employee” means each (a) employee (including any employee on an approved leave of absence from which the employee is reasonably expected to return to active employment within six (6) months following the Distribution Date) employed by Parent or any of its Subsidiaries (including any SpinCo Entity) who (x) provided services to the SpinCo Business that were greater than 50% of the total services provided by such individual to Parent as of immediately prior to the Distribution, and (y) is listed on Schedule 1.1(b) to the Employee Matters Agreement, (b) individual whose employment transfers to a SpinCo Entity pursuant to applicable

Law, and (c) other individual (i) listed on Schedule 1.1(c)(i) to the Employee Matters Agreement or (ii) hired or reassigned by Parent or any of its Subsidiaries in compliance with the Merger Agreement between the date of the Employee Matters Agreement and the Distribution Date to replace any of the individuals included on Schedule 1.1(c)(i) to the Employee Matters Agreement, including, in the case of clause (i) or (ii), any individual on an approved leave of absence from which the employee is reasonably expected to return to active employment within six (6) months following the Distribution Date. Notwithstanding the foregoing, no individual listed on Schedule 1.1(c)(ii) to the Employee Matters Agreement shall be considered a SpinCo Employee.

“SpinCo Group” means, (a) SpinCo and each Subsidiary of SpinCo that is or was a Subsidiary of SpinCo at the time in respect of which the relevant determination is being made and (b) each entity set forth on Section 1.1(o) of the Disclosure Letter under the caption “Subsidiaries,” each of which is contemplated to become a Subsidiary in connection with the Restructuring, in each case of this clause (b), until such time thereafter as it ceases to be a Subsidiary of SpinCo. For the avoidance of doubt, (x) the SpinCo Group shall include Royal Precision and each Subsidiary of Royal Precision and (y) the SpinCo Group shall not include Merger Partner or any Subsidiary of Merger Partner.

“SpinCo Indebtedness” means, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon, premiums, penalties, costs payable in connection with payment or prepayment (including any breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts in each case owing in respect of the aggregate amount outstanding as of immediately prior to the Distribution with respect to any of the following of any member of the SpinCo Group: (a) obligations for borrowed money (whether current or funded, secured or unsecured); (b) obligations evidenced by bonds, debentures, notes, debt securities or other similar instruments, (c) obligations under any letters of credit, performance bonds, surety bonds, bankers acceptances or similar instruments to the extent drawn and not reimbursed (reduced by any SpinCo Cash held as collateral in respect thereof), (d) obligations under leases which have been, or should be in accordance with GAAP, finance leases, (e) obligations pursuant to, or under, any interest rate, currency, commodity or other swap, collar, cap, derivative or other hedging or similar agreements or arrangements (valued at the termination thereof), (f) all obligations for the deferred or unpaid purchase price of property, business, goods, equipment, assets, services, purchase price settlement or adjustment obligations, and contingency payments, or for earn-outs or similar obligations (in each case, calculated at the full amount of payments outstanding), (g) accrued and unpaid severance obligations with respect to Former SpinCo Employees, together with the employer portion of any Taxes payable with respect thereto, (h) SpinCo Transaction Expenses, (i) declared dividends or other distributions to SpinCo’s equity holders for which the record date occurs prior to the Distribution but not paid as of immediately prior to the Distribution Time (but excluding any transactions contemplated by this Agreement, including the SpinCo Payment); (j) to the extent not already covered in the preceding clause (g), all accrued and unpaid liabilities (but excluding any Taxes, which shall be governed by the Tax Matters Agreement) incurred in connection with the multi-year restructuring program that commenced in 2024 and is described in the Parent Reports (as defined in the Merger Agreement); and (k) guaranties of any obligations of the types described in the preceding clauses (a) through (j), inclusive, of any other Person. For the avoidance of doubt, the term “SpinCo Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled, (B) any indebtedness between wholly-owned members of the SpinCo Group, (C) Total SpinCo Debt or (D) any Expenses (as defined in the Merger Agreement) for which Merger Partner is responsible pursuant to the Merger Agreement.

“SpinCo Indemnitees” has the meaning set forth in Section 5.3.

“SpinCo Insurance Policies” means the insurance policies and programs listed in Section 1.1(p) of the Disclosure Letter.

“SpinCo Intellectual Property” means (a) any and all Intellectual Property (excluding Databases and Software), in each case, that is owned by Parent or any of its Subsidiaries and that is primarily related to the SpinCo Business, including the Intellectual Property set forth on Section 1.1(q)(i) of the Disclosure Letter and (b) any and all Software or Databases that are owned by Parent or any of its Subsidiaries and that are exclusively related to the SpinCo Business, including the Software and Databases set forth on Section 1.1(q)(ii) of the Disclosure Letter; provided, in each case of (a) and (b), that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, SpinCo Intellectual Property shall not include any (i) Specified Parent Intellectual Property or (ii) any Marks covered by subclause (a) of the definition of “Parent Names.”

“SpinCo Joint Venture Agreements” means those Contracts governing the rights and obligations associated with the ownership of the SpinCo Joint Venture Interests, other than the Contracts listed in Section 1.1(r) of the Disclosure Letter.

“SpinCo Joint Venture Interests” means the joint venture interests and equity interests identified as SpinCo Joint Venture Interests and Other Equity Interests on Section 1.1(o) of the Disclosure Letter.

“SpinCo Leased Real Property” means the real property leased or subleased by Parent or any of its Subsidiaries, as lessee or sublessee that is listed in Section 1.1(s) of the Disclosure Letter.

“SpinCo Liabilities” means, without duplication, whether relating to periods prior to, on or after the Distribution:

(a) all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SpinCo Group;

(b) all Liabilities to the extent arising from, related to or resulting from the SpinCo Assets or the ownership, operation or conduct of the SpinCo Business;

(c) all Liabilities included or reflected as Liabilities or obligations of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Business Balance Sheet;

(d) all Liabilities as of the Distribution Date that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities or obligations of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet if such balance sheet were prepared as of the Distribution Date on a basis consistent with the determination of the Liabilities included on the SpinCo Business Balance Sheet;

(e) except to the extent set forth in the Real Estate Matters Agreement, all Liabilities arising under Environmental Laws, in each case to the extent related to, arising out of or resulting from (i) the SpinCo Assets or (ii) the SpinCo Business;

(f) except as set forth in the Employee Matters Agreement, all Liabilities to the extent relating to, arising out of or resulting from (i) the employment or services, or termination of employment or services, of any SpinCo Employee or Former SpinCo Employee or (ii) any SpinCo Benefit Plan or SpinCo Non-U.S. Benefit Plan;

(g) all Liabilities to the extent arising from the SpinCo Portion of any Shared Contract or Surviving Intercompany Arrangement;

(h) all Liabilities listed or described on Section 1.1(t) of the Disclosure Letter; and

(i) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information solely regarding Merger Partner, its Affiliates and its and their businesses, assets or liabilities contained in or incorporated by reference into any Disclosure Document and any other documents filed with the Commission or used in documents for an offering of securities in connection with the Distribution or an offering of securities as otherwise contemplated by this Agreement or the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, the issuance of the SpinCo Debt).

Notwithstanding the foregoing, for the purpose of the “SpinCo Liabilities” definition, Liabilities to the extent arising from, related to or resulting from Intellectual Property shall be deemed excluded from each of prongs (c) and (d), in each case, except to the extent that such Liabilities are otherwise covered by prongs (a), (b), (e)-(i) of this definition of “SpinCo Liabilities.”

For the avoidance of doubt, the SpinCo Liabilities shall not include any Parent Retained Liabilities or any other Liabilities of any member of the Parent Group under this Agreement or any Ancillary Agreement, or any Liabilities for Taxes, which shall be governed by the Tax Matters Agreement.

“SpinCo Non-U.S. Benefit Plan” means (i) any Non-U.S. Benefit Plan sponsored or maintained by a member of the SpinCo Group or (ii) any Non-U.S. Benefit Plan (other than as set forth in (i)) sponsored or maintained by Parent and any of its Subsidiaries exclusively for the benefit of the SpinCo Employees or former employees of the SpinCo Business. For the avoidance of doubt, such plans do not include any statutory programs, including retirement, severance, termination or insurance benefits required by applicable Law.

“SpinCo Owned Real Property” means the real property owned in fee (or local equivalent) by Parent or any of its Subsidiaries that is listed in Section 1.1(u) of the Disclosure Letter.

“SpinCo Payment” has the meaning set forth in Section 4.1(d).

“SpinCo Policy Pre-Separation Insurance Matters” means any (a) circumstance known by the SpinCo Group or the Parent Group or claim made against the SpinCo Group or the Parent Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” or an “occurrence-reported-based” insurance policy of the SpinCo Group in effect prior to the Distribution Date or any extended reporting period thereof, or (b) claim (whether made prior to, on or following the Distribution Date) in respect of facts, circumstances, events or matters occurring prior to the Distribution Date, made under the SpinCo Available Insurance Policies in effect prior to the Distribution Date.

“SpinCo Portion” means that portion of any Shared Contract or any Surviving Intercompany Arrangement, as applicable, that is related to the SpinCo Business.

“SpinCo Real Property Leases” means the leases and subleases for the SpinCo Leased Real Property.

“SpinCo Registration Statements” has the meaning set forth in the Merger Agreement.

“SpinCo Shares” means the ordinary shares, $0.01 par value per share, of SpinCo.

“SpinCo Transaction Expenses” means, without duplication, to the extent not paid prior to the Distribution Time, (w) any and all costs, fees and expenses of outside legal counsel, accountants, experts, consultants, brokers, finders, investment bankers and other representatives incurred by or on behalf of SpinCo or any other member of the SpinCo Group prior to the Distribution; (x) any change in control payment, transaction fee, retention payment or similar obligation or payment, in each case to any SpinCo Employees or Former SpinCo Employees, in each case pursuant to commitments made by Parent prior to the Distribution and for which a member of the SpinCo Group is liable as of immediately prior to the Distribution and solely as a result of the consummation of the Distribution (excluding, for the avoidance of doubt, any “double-trigger” change in control payments, transaction fees, retention payments or similar obligations or payments), together with the employer portion of any Taxes payable with respect thereto; (y) any costs arising from the execution of the physical separation or relocation of any SpinCo Assets or Parent Assets pursuant to the Agreement or any Ancillary Agreement (e.g., moving costs, costs of removing equipment, etc.) and (z) any filing, recording or similar fees incurred in connection with the transfer of any SpinCo Assets or Parent Assets pursuant to this Agreement or any Ancillary Agreement, in each case, in connection with or related to (i) this Agreement, the Merger Agreement or any other Transaction Document to which SpinCo or any other member of the SpinCo Group is a party and the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated hereby or thereby (including the Restructuring, the Distribution, any Separate Conveyances and any fees and expenses for which Parent is responsible under the Merger Agreement), or (ii) the preparation, review and audit of any financial statements of the SpinCo Business; provided, that SpinCo Transaction Expenses shall exclude any Expenses (as defined in the Merger Agreement) for which Merger Partner is responsible pursuant to the Merger Agreement and, except as set forth in the foregoing clause (x), any Taxes, which are governed by the Tax Matters Agreement.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that the joint ventures listed in Section 1.1(v) of the Disclosure Letter shall not be considered Subsidiaries of Parent or any of its Subsidiaries.

“Surviving Intercompany Arrangements” has the meaning set forth in Section 2.3(b).

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Contest” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit E, entered into or to be entered into by and between Parent, Eaton Ohio, Eaton HoldCo, SpinCo and Merger Partner on or immediately prior to the Distribution Date.

“Tax Record” has the meaning set forth in the Tax Matters Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” means any written assertion or other commencement by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim, demand, inquiry or investigation, or the commencement by any such Person of any Action, against any member of the Parent Group or the SpinCo Group.

“Third-Party Proceeds” has the meaning set forth in Section 5.4(a).

“Total SpinCo Debt” means, collectively, any debt incurred by SpinCo or any of its Subsidiaries to finance the SpinCo Payment.

“Trademark License Agreements” means the Trademark License Agreements, in substantially the form attached hereto as Exhibit D, entered into or to be entered into by and among one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand.

“Transfer Limitation” has the meaning set forth in Section 2.1(d).

“Transferring Party” has the meaning set forth in Section 2.1(d).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit G, entered into or to be entered into by and between Parent and SpinCo.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Unaffiliated Accounting Firm” has the meaning set forth in Section 2.7(c)(iii).

ARTICLE II

THE SEPARATION

Section 2.1 Transfer of Assets and Assumption of Liabilities.

(a) Restructuring Actions. In accordance with the plan and structure set forth on Section 2.1(a) of the Disclosure Letter (such plan and structure, as it may be revised in accordance with Section 2.1(k), being referred to herein as the “Restructuring Plan”) and to the extent not previously effected pursuant to the steps of the Restructuring Plan that have been completed prior to the date of this Agreement, prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment, transfer or conveyance (the “Transfer Documents”) and take such other corporate actions as are necessary to:

(i) transfer and convey to one or more members of the SpinCo Group all of the right, title and interest of the Parent Group in, to and under all SpinCo Assets not already owned by the SpinCo Group (other than the Royal Precision Equity Interests, which shall be transferred pursuant to the Royal Precision Purchase Agreement, and, following a Specified Asset Transfer Election (if any), the Specified Assets, which shall be transferred pursuant to the Specified Asset Purchase Agreement);

(ii) transfer and convey to one or more members of the Parent Group all of the right, title and interest of the SpinCo Group in, to and under all Parent Assets not already owned by the Parent Group;

(iii) cause one or more members of the SpinCo Group to assume all of the SpinCo Liabilities to the extent such Liabilities would otherwise remain Liabilities of any member of the Parent Group; and

(iv) cause one or more members of the Parent Group to assume all of the Parent Liabilities to the extent such Liabilities would otherwise remain Liabilities of any member of the SpinCo Group.

Parent will work in good faith to effect the Restructuring Plan in a timely manner. Parent will afford Merger Partner a reasonable opportunity to review and comment on any Transfer Documents prior to execution, and Parent shall give due and good faith consideration to any such reasonable and timely comments (provided, no such review shall be required if any Transfer Document is based on a form which Merger Partner has previously reviewed and agreed with Parent, unless such Transfer Document differs from the agreed form in any material respect or would adversely affect SpinCo or Merger Partner). Parent shall keep Merger Partner reasonably informed of, and, to the extent reasonably requested by Merger Partner from time to time, furnish Merger Partner with information relating to, the determination, transfers or assumptions, as applicable (including any Consents addressed in Section 2.1(d)), of the SpinCo Assets that are proposed to be transferred to, and the SpinCo Liabilities that are proposed to be assumed by, the SpinCo Group under any Transaction Document on a reasonably prompt basis.

The Royal Precision Equity Interests and, following a Specified Asset Transfer Election (if any), the Specified Assets, shall be transferred and conveyed in accordance with the Royal Precision Purchase Agreement or the Specified Asset Purchase Agreement, as applicable, and not pursuant to this Agreement.

(b) SpinCo Wrong Pockets. In the event that it is discovered within twenty-four (24) months after the Distribution that there was an omission of: (i) the transfer or conveyance by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any Parent Asset or Parent Liability, as the case may be, or (ii) the transfer or conveyance by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any SpinCo Asset or SpinCo Liability, as the case may be, the Parties shall promptly upon becoming aware of the foregoing, effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, for no consideration and subject to Section 2.5. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.1(b) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the Separation and (ii) the time such Assets and Liabilities would have been transferred, conveyed, accepted or assumed in the Local Transfer Agreement for the jurisdiction to which such Assets relate, except as otherwise required by applicable Law or a Final Determination.

(c) Parent Wrong Pockets. In the event that it is discovered within twenty-four (24) months after the Distribution that there was a transfer or conveyance (i) by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any SpinCo Asset or SpinCo Liability, as the case may be, or (ii) by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any Parent Asset or Parent Liability, as the case may be, the Parties shall promptly upon becoming aware of any of the foregoing, transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, for no additional consideration and subject to Section 2.5. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.1(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(d) Delayed Assets; Delayed Liabilities. To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability (in each case, except with respect to Shared Contracts, which are governed solely by Section 2.4 or Credit Support Instruments, which are governed solely by Article III) required by this Agreement or the Separate Conveyancing Instruments to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, during the twenty-four (24) month period following the Distribution, the Parties shall effect (or, in the case of any Registered Intellectual Property or applications for registered Intellectual Property, in each case, the transfer or conveyance of which hereunder is required to be filed by the Transferring Party with a Governmental Authority in order to be effected, shall make such filing(s) during such twenty-four (24) month period for) such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or under applicable Law cannot be so transferred, conveyed, accepted or assumed (a “Transfer Limitation”); provided, however, that, subject to the terms hereof, the Parties shall use reasonable best efforts to obtain any necessary Governmental Approvals and other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of such Asset or Liability as required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability pursuant to this Section 2.1(d) (or the member of the Party’s Group retaining such Asset or Liability) (the “Transferring Party”) shall thereafter hold such Asset for the use and benefit of the Party (or the member of such Party’s Group) entitled thereto (the “Receiving Party”) (at the expense of the Receiving Party) and retain such Liability for the account, and at the expense, of the Receiving Party. Except as prohibited by applicable Law, with respect to any such Asset that is Intellectual Property, until such time as such Asset is transferred, accepted or assumed, as applicable, by the Receiving Party, the Transferring Party hereby grants, and shall cause each applicable member of its Group to grant, to the Receiving Party and its Group (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable, right and license (or sub-license, as the case may be) to use, practice and otherwise exploit such Asset and (ii) a covenant not to sue with respect to the Receiving Party and its Group’s use, practice and exploitation of any such Asset that is Intellectual Property and solely in connection with the exploitation of such Asset, in each case under the foregoing clauses (i) and (ii), effective as of the Distribution Date. Each Party (and the applicable members of their respective Groups) shall take such other actions as the Receiving Party shall reasonably request, in each case in order to place the Receiving Party (or the member of its Group), insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as and when contemplated by this Agreement (absent this Section 2.1(d)), including in respect of possession, use, risk of loss, potential for gain and control over such Asset or Liability, as the case may be, and all costs and expenses related thereto shall inure to the Receiving Party from the time when such Asset or Liability was contemplated to be transferred pursuant to this Agreement. To the extent a Transferring Party retains a physical asset pursuant this Section 2.1(d), unless otherwise agreed by the relevant parties, such Transferring Party will exercise care for such access in the ordinary course consistent with such Transferring Party’s care for its own physical assets, at the Receiving Party’s expense. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, each Party shall, and shall cause the members of its Group to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.1(d) shall be treated by the Parties for all purposes of this Agreement as if it had occurred as of the Distribution or such earlier effective date as provided in an applicable Local Transfer Agreement, except as otherwise required by applicable Law or a Final Determination. Except as otherwise required by applicable Law, each Party shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any

Assets retained pursuant to this Section 2.1(d) as owned by the Receiving Party (or applicable member of its Group) entitled to such Asset, and (y) any Liability retained pursuant to this Section 2.1(d) as a Liability of the Receiving Party (or applicable member of its Group) intended to be responsible for such Liability, in each case not later than the Effective Time, and (ii) each Party shall file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except as otherwise required by applicable Law or a Final Determination.

(e) The Transferring Party (i) shall not be obligated by this Agreement or any Ancillary Agreement, in connection with the arrangements contemplated by Section 2.1(d), to expend any money or take any action that would require the expenditure of money unless and to the extent the Receiving Party advances or agrees to reimburse it for the applicable expenditures, (ii) subject to clause (i), shall use its reasonable best efforts to provide the Receiving Party with such information and assistance as the Receiving Party may reasonably request in order to exercise its rights or perform its obligations with respect to such Asset or Liability, as applicable and (iii) shall not renew or extend the term of, or increase any of its obligations under, such Asset or Liability, other than at the written request or with the prior written consent of the Receiving Party.

(f) Consideration. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, but subject to Section 2.1(h) and Article III, no Party nor their respective Groups shall be required to (and, with respect to the SpinCo Assets, no member of the Parent Group shall without Merger Partner’s consent) contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause any Transfer Limitation to be satisfied (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty that are incurred in connection with satisfying the applicable Transfer Limitation); provided, that each Party shall be responsible for its own reasonable out-of-pocket expenses and attorneys’ fees and expenses and the Receiving Party entitled to such Asset or required to assume such Liability, as applicable, shall be responsible for recording or similar fees. For the avoidance of doubt, neither this Section 2.1(f) nor Section 2.1(e) will waive or modify Parent’s obligations with respect to SpinCo Transaction Expenses as otherwise provided herein or under the Merger Agreement.

(g) Evidence of Restructuring. Without limiting any other provision hereof, but subject to Section 2.1(f), each of Parent, Eaton Ohio, Eaton HoldCo, on one hand, and SpinCo, on the other hand, will take, and will cause each member of their respective Group to take, such actions as are reasonably necessary to consummate or evidence the Restructuring (whether prior to, at or after the Distribution, as applicable). The Parties agree that the manner in which the Restructuring has been or will be implemented is solely as set forth in the Restructuring Plan, as may be modified in accordance with the terms of this Agreement.

(h) Novation of Liabilities. Notwithstanding anything herein to the contrary, but subject to Article III, in the event that Parent determines to seek a novation or assignment and release with respect to any SpinCo Liability, SpinCo shall reasonably cooperate with, and shall cause the other members of the SpinCo Group to reasonably cooperate with, Parent and the other members of the Parent Group (including, where necessary, entering into appropriate instruments of assumption subject to the last sentence of Section 2.5 and, where necessary, SpinCo providing parent guarantees in support of the obligations of other members of the SpinCo Group)

to cause such novation or assignment and release to be obtained, on terms reasonably acceptable to Parent, and to have Parent and the other members of the Parent Group released from all applicable Liabilities to third parties and, in the event SpinCo determines to seek a novation or assignment and release with respect to any Parent Liability, Parent shall reasonably cooperate with, and shall cause the other members of the Parent Group to reasonably cooperate with, SpinCo and the other members of the SpinCo Group (including, where necessary, entering into appropriate instruments of assumption subject to the last sentence of Section 2.5 and, where necessary, Parent providing parent guarantees in support of the obligations of other members of the Parent Group) to cause such novation or assignment and release to be obtained, on terms reasonably acceptable to SpinCo, and to have SpinCo and the other members of the SpinCo Group released from all applicable Liabilities to third parties; provided, that, no Party nor any other member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation, except as provided in this Section 2.1(h)) to any Person in order to cause such novation or assignment and release to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty that are incurred in connection with the applicable novation or assignment and release); provided, further, that Parent and SpinCo shall not agree to any amendment, modification or other concession with an adverse effect in any respect on any member of the SpinCo Group or Merger Partner or any of its Affiliates or any of their respective businesses or assets, in each case, in connection with obtaining any such novation, assignment or release, without the prior written consent of Merger Partner.

(i) SpinCo Joint Venture Interests. With respect to the SpinCo Joint Venture Interests and Other Equity Interests and the joint ventures listed in Section 1.1(o) of the Disclosure Letter, the Parties shall take the actions set forth on Section 2.1(i) of the Disclosure Letter.

(j) Specified Assets. With respect to the Specified Assets, the Parties shall take the actions set forth on Section 2.1(j) of the Disclosure Letter.

(k) Updates to Restructuring Plan. Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of Parent, Eaton Ohio, Eaton HoldCo and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Restructuring Plan (whether prior to, at or after the Distribution). Prior to the Distribution, Parent shall be permitted to update, amend, deviate, modify or supplement the then-current Restructuring Plan (including by making conforming amendments to Section 2.1(a) of the Disclosure Letter) only if such update, amendment, deviation, modification or supplement (which, for the avoidance of doubt, would include any additional step or additional description of a step currently included on the Restructuring Plan) (i) is consistent in all respects with the allocation of SpinCo Assets, SpinCo Liabilities, Parent Assets and Parent Liabilities in accordance with the definitions of such terms and otherwise consistent in all respects with allocations of assets and liabilities in the other Master Ancillary Agreements, (ii) would not reasonably be expected to delay the occurrence of the Distribution Date, (iii) would not reasonably be expected to result in any non-de minimis incremental Liability (including, for the avoidance of doubt, Tax Liability) to SpinCo or any of its Subsidiaries unless and only to the extent such incremental Liability is required to be indemnified by Eaton Ohio or Eaton HoldCo pursuant to this Agreement or any other Master Ancillary Agreement, (iv) would not reasonably be expected to (in light of the terms of this Agreement and the Specified Asset Purchase Agreement) delay the Separate Conveyance of the Specified Assets beyond the Distribution Date, and (v) would not reasonably be expected (in light of the terms of this Agreement and the other Master Ancillary Agreements) to impede in any material respect the SpinCo Business (any update, modification or supplement described in this sentence, a “Permitted Reorganization Amendment”). For purposes of determining whether there is a non-de minimis incremental Liability, any change in the amount of Tax Attributes or Tax Benefits to be received by the SpinCo Group as a result of a change in the Restructuring Plan shall not be considered as giving rise to any incremental Liability for purposes of this Agreement. Parent shall regularly consult in good faith with Merger Partner in the course of the further development of the Restructuring Plan, provide any information reasonably requested by Merger Partner related thereto, and consider in good faith comments from Merger Partner in respect of such further development of the Restructuring Plan. At such time as Parent notifies Merger Partner in writing that it proposes to make an amendment to the Restructuring Plan, Parent shall consider in good faith any further comments from Merger Partner. Except as provided in the next sentence, and other than any Permitted Reorganization Amendment (and subject to compliance with the notification and consultation obligations described in the preceding two sentences), no update, modification or supplement to the then-current Restructuring Plan may be made by Parent without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, Parent, Eaton Ohio, Eaton HoldCo, SpinCo and their respective Affiliates may, without requiring the written consent of Merger Partner, except to the extent required pursuant to clause (II) below, prior to the Distribution, take actions to implement the Restructuring Plan (to the extent such actions are not expressly depicted in the Restructuring Plan) including, (i) actions necessary to ensure that, upon the Distribution, each member of the SpinCo Group shall have the entity classification for U.S. federal income tax purposes shown for each member of the SpinCo Group in the Restructuring Plan, (ii) distributions and other transfers of excess cash from any members of the SpinCo Group, (iii) transfers (by way of contributions, loans or otherwise) to fund the members of the SpinCo Group to implement the Restructuring Plan, (iv) payments or other transfers to reduce or eliminate any intercompany indebtedness or other intercompany account and (v) actions necessary to ensure that, upon the Distribution, members of the SpinCo Group do not own any Parent Assets, on the one hand, and members of the Parent Group do not own the SpinCo Assets; provided, that (I) (x) any such actions shall be consistent with the Intended Tax Treatment and not impede or prevent the delivery of the Parent Tax Opinions or the Merger Tax Opinion, and (y) the documentation implementing the actions described in clauses (i) and (v) of the foregoing shall be provided in draft form to Merger Partner and its counsel reasonably in advance of undertaking such action, and Merger Partner and its counsel shall be afforded the right to comment on any such actions described in clauses (i) and (v) of the foregoing and the applicable documentation implementing such actions, and all such comments shall be considered in good faith by Parent and its counsel, and (II) Merger Partner’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required solely with respect to any actions described in clauses (i) through (v) that would, based on information then available to Parent, reasonably be expected to be material and adverse to Merger Partner (taking into account the indemnity obligations under this Agreement or any Ancillary Agreement).

(l) Cash Matters. Parent shall use reasonable best efforts to cause the applicable members of the SpinCo Group to have, with respect to each SpinCo Cash Jurisdiction, the amount of cash for such SpinCo Cash Jurisdiction set forth on Section 2.1(l) of the Disclosure Letter.

Section 2.2 Priority of Agreements. Each of Parent and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) in the event of any conflict between the terms of this Agreement and the Tax Matters Agreement, the Tax Matters Agreement will govern with respect to all matters relating to Taxes and Tax Returns, (b) in the event of any conflict between the terms of this Agreement and the Employee Matters Agreement, the Employee Matters Agreement will govern with respect to all matters relating to employee and employee compensation and benefits-related matters, (c) in the event of any conflict between the terms of this Agreement and the Confirmation of Intellectual Property Assignment and any Intellectual Property assignment agreements entered into pursuant thereto, the Confirmation of Intellectual Property Assignment and such Intellectual Property assignment agreements will govern with respect to all matters relating to the assignment of Parent Intellectual Property and SpinCo Intellectual Property and the recordation of the assignment of any registrations or applications of Parent Intellectual Property and SpinCo Intellectual Property that is allocated hereunder or thereunder, as applicable, (d) in the event of any conflict between the terms of this Agreement and the Intellectual Property Cross License Agreement, the Intellectual Property Cross License Agreement will govern with respect to all matters relating to the use and licensing of the Intellectual Property identified therein between members of the Parent Group and members of the SpinCo Group, (e) in the event of any conflict between the terms of this Agreement and the Real Estate Matters Agreement, the Real Estate Matters Agreement will govern all matters relating to the Real Estate Separation Documents, including the allocation and transfer of interests in real property, and (f) in the event of any conflict between the terms of this Agreement, on the one hand, and any of the Trademark License Agreements, on the other hand, the applicable Trademark License Agreement will govern with respect to all matters relating to the use and licensing of the Marks identified therein between members of the Parent Group and members of the SpinCo Group. Except as set forth in the immediately preceding sentence in respect of matters governed exclusively by the Ancillary Agreements, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless this Agreement or the applicable Ancillary Agreement explicitly provides otherwise in respect of such conflict).

Section 2.3 Termination of Intercompany Arrangements and Intercompany Accounts; Payments.

(a) Except as set forth in Section 2.3(b) or Section 2.3(c), in furtherance of the releases and other provisions of Section 5.1, effective as of the Distribution, the Parties agree that any and all Intercompany Arrangements (including any intercompany accounts payable or accounts receivable in effect or accrued thereunder (“Intercompany Accounts”)) that are in existence as of the Distribution Date, shall be deemed terminated without any further liability to a Party or any member its Group; provided, however, that if more than one member of any Party’s Group is party to an Intercompany Arrangement, such Intercompany Arrangement shall continue in full force and effect as between the members of such Group and shall be terminated only as between such Group members that are party thereto, on the one hand, and the members of the other Party’s Group that are party thereto, on the other hand. No such terminated Intercompany Arrangement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Time, and neither Party nor or any member of its Group shall have any liability thereunder after the Distribution Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements or conditions with respect to any Intercompany Arrangement.

(b) The provisions of Section 2.3(a) and Section 2.3(c) shall not apply to any of the following Intercompany Arrangements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Arrangement or Intercompany Account contemplated by this Agreement or any Ancillary Agreement to be entered into by any Party or any other member of its Group, including any Real Estate Separation Document and any Local Transfer Agreement, or created by any Ancillary Agreement, the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement)); (ii) any Intercompany Arrangements to which any third party is a party, including any Shared Contracts; (iii) any other Intercompany Arrangements or Intercompany Accounts created by any Ancillary Agreement or that this Agreement, any Ancillary Agreement or such Intercompany Arrangement expressly contemplates will survive the Distribution Date; (iv) any Intercompany Arrangement entered into in connection with the transactions contemplated hereby for the purpose of surviving the Distribution and governing commercial matters between Parent Group and the SpinCo Group following the Distribution; (v) any intercompany trade payables and trade receivables; and (vi) those Intercompany Arrangements and Intercompany Accounts set forth on Section 2.3(b) of the Disclosure Letter (collectively, the “Surviving Intercompany Arrangements”).

(c) In connection with the termination of Intercompany Accounts described in Section 2.3(a), each of Parent and SpinCo shall cause each Intercompany Account between a member of the SpinCo Group, on the one hand, and a member of the Parent Group, on the other hand, outstanding as of the close of business on the Business Day immediately prior to the Distribution Date to be settled in the manner provided on Section 2.3(c) of the Disclosure Letter.

(d)

(i) Parent and SpinCo agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing (x) the Parent Accounts so that such Parent Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SpinCo Account, are de-linked from such SpinCo Accounts and (y) the SpinCo Accounts so that such SpinCo Accounts, if linked to any Parent Account, are de-linked from such Parent Accounts.

(ii) With respect to any outstanding checks or wire transfers issued by, or payments made by, Parent, SpinCo or any of their respective Subsidiaries prior to the Distribution, such outstanding checks, wire transfers or payments shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, or the wire transfer or payment is made, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iii) Except to the extent prohibited by applicable Law or a Final Determination, the Parties contemplate that, from time to time after the Distribution Date, a member of the Parent Group or of the SpinCo Group, as applicable (any such party, the “Paying Party”), as a convenience to a member of the SpinCo Group or of the Parent Group, as applicable (the “Responsible Party”), or inadvertently, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to this Agreement or otherwise) (any such payment made, a “Disbursement,” and the underlying invoice or similar documentation evidencing such obligation, a “Disbursement Invoice”). Similarly, from time to time after the Distribution Date, a member of the Parent Group or the SpinCo Group, as applicable (any such party, the “Collecting Party”), may receive from third parties certain payments to which a member of the SpinCo Group or of the Parent Group, as applicable, is entitled, including payments made inadvertently (any such party, the “Disbursement Receiving Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties agree as follows:

(1) Disbursements. The Responsible Party (or, if Parent is the Responsible Party, either Eaton Ohio, or Eaton HoldCo, as applicable) shall pay to the Paying Party an amount equal to the amount of such Disbursement, plus any out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including any bank charges), all of which shall be invoiced or, if applicable, settled in accordance with Section 9.6 of the Disclosure Letter, except as otherwise provided in this Section 2.3(d)(iii) (including with respect to the time periods specified herein). A Paying Party shall provide such Disbursement Invoices for which it is seeking reimbursement as the Responsible Party may reasonably request.

(2) Receipts. A Collecting Party shall remit Receipts monthly in arrears to the Disbursement Receiving Party in an amount equal to the aggregate amount of such Receipts minus any out-of-pocket costs incurred by the Collecting Party related to the collection and processing of such Receipts (including any bank charges), all of which shall be paid in accordance with Section 9.6 of the Disclosure Letter (or deducted from any amount to be reimbursed to the Collecting Party at such time under this Section 2.3(d)(iii), if applicable), except as otherwise provided in this Section 2.3(d)(iii) (including with respect to the time periods specified herein).

(3) Certain Exceptions. If, with respect to any particular transaction(s), it is impracticable under the circumstances to comply with the procedures set forth in this Section 2.3(d)(iii) (including the time periods specified herein), the Parties shall cooperate to find a mutually agreeable alternative that shall achieve substantially equivalent economic results; provided, however, that, notwithstanding anything to the contrary in Section 9.6 of the Disclosure Letter, if a Collecting Party cannot comply with the procedures set forth in Section 2.3(d)(iii)(2) because it does not become aware of a Receipt on behalf of the Disbursement Receiving Party in time (e.g., because of the commingling of funds in an account), such Collecting Party shall remit such Receipt without interest thereon to the Disbursement Receiving Party within ten (10) Business Days after it becomes aware of such Receipt. Notwithstanding anything to the contrary in this Section 2.3(d)(iii), Parent shall have no obligation or liability as either a

Responsible Party (with respect to a Disbursement) or a Collecting Party (with respect to a Receipt) to either SpinCo or a member of the SpinCo Group that is a Paying Party or a Disbursement Receiving Party, as the case may be, rather, in the event that Parent would have otherwise been either a Responsible Party or a Collecting Party, Eaton Ohio or Eaton HoldCo, as reasonably determined by Parent, shall be the Responsible Party or Collecting Party with respect to any such payments to SpinCo or a member of the SpinCo Group.

(e) Each of Parent and SpinCo shall, and shall cause the members of their respective Groups to, take all necessary actions to remove each of SpinCo and SpinCo’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the Business Day immediately prior to the Distribution Date.

Section 2.4 Shared Contracts.

(a) Except as set forth on Section 2.4 of the Disclosure Letter, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts (including by using their respective reasonable best efforts to obtain any Consents) to cause each Shared Contract to be apportioned (whether by dividing, partially assigning, modifying or replicating (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract), such that (i) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations related to the SpinCo Portion of a Shared Contract, which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability, and (ii) a member of the Parent Group is the beneficiary of the rights and is responsible for the obligations related to the Parent Portion of a Shared Contract, which rights shall be a Parent Asset and which obligations shall be a Parent Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable; provided, that if the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the immediately preceding sentence, then, until the earliest of (A) such time as such arrangement is entered into or such rights and obligations are otherwise assigned to and assumed by the Party entitled thereto, and (B) the expiration of the term of such Shared Contract in accordance with its terms, the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and legally permissible arrangement to provide that, following the Distribution, a member of the SpinCo Group shall receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract and a member of the Parent Group shall receive the interest in the benefits and obligations of the Parent Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract; provided, that the contracting Party shall use reasonable best efforts to enforce the applicable Shared Contract for the benefit of the Party entitled to the relevant portion upon such Party’s reasonable request and at such requesting Party’s expense to the extent such costs are actual, reasonable and documented third party out-of-pocket costs. Except as otherwise required by applicable Law, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except as otherwise required by applicable Law or a Final Determination.

(b) Nothing in this Section 2.4 shall require any Party or any member of its Group to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty to a Shared Contract that are incurred in connection with the applicable division, partial assignment, modification or replication of such Shared Contract); provided, that each Party shall be responsible for its own reasonable out-of-pocket expenses and attorneys’ fees and expenses and the member of the Party’s Group entitled to such Asset or intended to assume such Liability shall be responsible for recording or similar fees; provided, further, that Parent and SpinCo shall not agree to any amendment or modification to any Shared Contract or other concession to a counterparty to any Shared Contract, in each case that has an adverse effect in any respect on any member of the SpinCo Group or Merger Partner or any of its Affiliates or any of their respective business, in each case, in connection with obtaining any such division, partial assignment, modification or replication, without the prior written consent of Merger Partner.

Section 2.5 Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, the Merger Agreement, or any Ancillary Agreement, no party to this Agreement, the Merger Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred, conveyed, accepted or assumed hereby or thereby, as applicable, as to any notices, Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Liens of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of set-off or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof, and each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) has relied only on the representations and warranties expressly contained in Section 9.2(c), in the Merger Agreement, or in any Ancillary Agreement. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is,” “with all faults” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Liens and (b) any necessary notices, Governmental Approvals or other Consents are not delivered or obtained, as applicable, or that any requirements of Laws or judgments are not complied with. To the extent any Local Transfer Agreement, Real Estate Separation Document or any other instrument, assignment, document or agreement described in Section 2.1 includes representations, warranties, covenants, indemnities or other provisions inconsistent with the purpose of this Section 2.5, each of SpinCo, on behalf of itself and the SpinCo Group (and, following the Distribution and Merger, its Affiliates), and Parent, on behalf of itself and the Parent Group, hereby waives and agrees not to enforce such provisions.

Section 2.6 Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

Section 2.7 Certain Adjustment.

(a) Certain Definitions.

(i) “Estimated Adjustment Amount” means the amount, which may be positive or negative, equal to the sum of:

(1) the lesser of (A) the Estimated SpinCo Cash Amount and (B) the Maximum Cash Amount,

(2) minus Estimated SpinCo Indebtedness as of immediately prior to the Distribution Time.

(ii) “Adjustment Amount” means the amount, which may be positive or negative, equal to the sum of:

(1) the lesser of (A) the SpinCo Cash Amount and (B) the Maximum Cash Amount,

(2) minus SpinCo Indebtedness as of immediately prior to the Distribution Time.

(b) Closing Statement.

(i) At least five (5) Business Days in advance of the Distribution Date, Parent shall prepare and deliver to Merger Partner a written statement for its review, prepared in accordance with the provisions of this Agreement, including, where applicable, the Accounting Principles (the “Estimated Closing Statement”), setting forth (in reasonable detail) Parent’s good-faith calculations of an estimate of the SpinCo Cash Amount (such estimate, the “Estimated SpinCo Cash Amount”) and SpinCo Indebtedness (such estimate, the “Estimated SpinCo Indebtedness”), together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement. Following the delivery of the Estimated Closing Statement, but prior to the Distribution, Merger Partner shall have the right (but not the obligation) to review the Estimated Closing Statement, and Parent shall reasonably cooperate with Merger Partner in connection with its review of the Estimated Closing Statement as reasonably requested by Merger

Partner and shall consider any comments to the Estimated Closing Statement proposed by Merger Partner in good faith. During the period after delivery of such Estimated Closing Statement and prior to the Effective Time, Parent and SpinCo shall cooperate with and attempt to resolve any differences in good faith with Merger Partner in connection with its review; provided, if the Parties are unable to resolve any differences prior to closing, the amount of the Estimated Adjustment Amount (and the components thereof) reflected in the Estimated Closing Statement shall be used for purposes of calculating the SpinCo Payment to be made pursuant to Section 4.1(d). The Parties acknowledge that the Estimated Closing Statement will be for information purposes only.

(ii) No later than one hundred twenty (120) days after the Effective Time, SpinCo shall prepare and deliver to Parent a written statement for Parent’s review, prepared in accordance with the provisions of this Agreement, including, where applicable, the Accounting Principles (the “Closing Statement”), setting forth SpinCo’s good-faith calculations of the SpinCo Cash Amount and the SpinCo Indebtedness, together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement.

(iii) Each Party shall make available to the other Party, Merger Partner and, if applicable, to the Unaffiliated Accounting Firm, such books, records, documents, personnel and work papers (subject to, in the case of independent accountant work papers, the other Party or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) as are in the possession of such Party and are reasonably requested by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 2.7; provided, that in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or Contract or other agreement, waive any privilege available under applicable Law, including any attorney-client privilege, or breach any duty of confidentiality or other obligation owed to any Person, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids such harm or consequence.

(c) Disputes.

(i) In the event Parent disputes the correctness of the SpinCo Cash Amount or the SpinCo Indebtedness, each as set forth in the Closing Statement, Parent shall deliver to SpinCo a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Parent reasonably believes is the correct amount for each disputed item (such statement, the “Notice of Objection”) within sixty (60) days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for Parent’s objections.

(ii) If Parent timely delivers a Notice of Objection in accordance with Section 2.7(c)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties. If Parent does not deliver a Notice of Objection before the conclusion of the sixty (60)-day period referred to in Section 2.7(c)(i), the Closing Statement shall be final, conclusive and binding upon the Parties and Parent shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Parent and SpinCo shall endeavor in good faith to resolve any Disputed Items within thirty (30) days after SpinCo’s receipt of the Notice of Objection (the “Resolution Period”). Rule 408 of the Federal Rules of Evidence (and any analogous rules of U.S. state or foreign law) shall apply to each of Parent and SpinCo during any discussions or negotiations during the Resolution Period and any subsequent dispute arising therefrom.

(iii) If Parent and SpinCo are unable to resolve any Disputed Item during the Resolution Period, Parent and SpinCo jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage Deloitte LLP (or, if Deloitte LLP is not available or unwilling to serve in such capacity, another internationally recognized independent accounting firm mutually agreed by Parent and SpinCo in writing, which firm shall not be the then regular auditors of Parent, SpinCo or Merger Partner) (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items in a manner consistent with this Section 2.7. Parent and SpinCo will enter into a customary engagement letter with the Unaffiliated Accounting Firm promptly following selection of such Unaffiliated Accounting Firm in accordance with the immediately preceding sentence. The Unaffiliated Accounting Firm shall have forty-five (45) days (or such longer period as may be agreed upon by the parties in writing) following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.7 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of each component of the Adjustment Amount that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with the provisions of this Agreement, including, where applicable, the Accounting Principles, and shall not be permitted to make any other determination. The resolution of such Disputed Items by the Unaffiliated Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and SpinCo and (iii) shall constitute an arbitral award. The determination of the Unaffiliated Accounting Firm in respect of each Disputed Item shall be final, conclusive and binding on Parent and SpinCo and not subject to appeal, absent a showing of fraud or manifest error, by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.

(iv) The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be allocated between the Parties based upon the ratio which the aggregate amount of the Disputed Items awarded to Parent bears to the aggregate amount of the Disputed Items contested by Parent. For example, if Parent claims that the SpinCo Indebtedness is $1,000 less (in Parent’s favor) than the SpinCo Indebtedness determined by SpinCo, and if the Unaffiliated Accounting Firm ultimately resolves the Disputed Items by awarding to Parent $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to SpinCo and 70% (i.e., $700 ÷ $1,000) to Parent.

(d) Final Adjustment. The Adjustment Amount, as finally determined pursuant to this Section 2.7 (whether by failure of Parent to deliver a Notice of Objection, by agreement of Parent and SpinCo or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Adjustment Amount.”

(e) Not later than five (5) Business Days after the determination of the Final Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:

(i) If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then the amount of such excess shall be paid by SpinCo or a member of the SpinCo Group, to Eaton Ohio or a member of the Parent Group (in each case, as determined by Parent); and

(ii) If the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then the amount of such excess shall be paid by Eaton Ohio or other member of the Parent Group to SpinCo or a member of the SpinCo Group (in each case, as determined by Parent).

Any payment pursuant to Section 2.7(e) shall be treated as an adjustment to the portion of the SpinCo Payment received or paid, as applicable, by the applicable recipient or payor, for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes. Any payments made pursuant to this Section 2.7(e) shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party (or its Affiliate) entitled to receive the payment. The Parties agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Estimated Closing Statement shall be the sole and exclusive method for resolving disputes; provided, that this sentence shall not prohibit any Party from instituting litigation to enforce this Section 2.7 including any decision pursuant to the terms hereof by the Unaffiliated Accounting Firm in any court of competent jurisdiction.

Section 2.8 Use of Parent Names. This Agreement does not grant SpinCo or any other member of the SpinCo Group any right to, directly or indirectly, use, reproduce or display in any manner any Parent Name, either alone or in combination with other words or elements or any variations, translations, transliterations or derivatives thereof or any Marks confusingly similar thereto. For the avoidance of doubt, any such rights granted to SpinCo or any other member of the SpinCo Group are limited to the rights expressly granted in the Trademark License Agreements.

ARTICLE III

CREDIT SUPPORT

Section 3.1 Replacement of Parent Credit Support.

(a) SpinCo shall use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as reasonably practicable after the date hereof and in any event within one hundred eighty (180) days after the Distribution Date, the termination or replacement of all guarantees, bank provided guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters, or similar assurances of credit support (“Credit Support Instruments”) (including the release and termination of all liens on assets or cash collateral, if any, securing obligations in respect thereof) provided by, through or on behalf of any member of the Parent Group for the benefit of any member of the SpinCo Group or providing credit support for a SpinCo Contract (“Parent Credit Support Instruments”), with alternate arrangements that do not require any Credit

Support Instruments or other credit support from any member of the Parent Group. SpinCo shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments full written releases providing that such member of the Parent Group, as well as all related members of the Parent Group liable, directly or indirectly, for obligations to a counterparty in connection with such Credit Support Instruments, will have no liability with respect to such Parent Credit Support Instruments. Such alternative arrangements and releases shall, in each case, be in form and substance reasonably satisfactory to Parent. Notwithstanding the foregoing, if any Parent Credit Support Instrument has not been terminated or replaced, or for which release from such Parent Credit Support Instrument pursuant to this Section 3.1(a) has not been obtained within one hundred eighty (180) days after the Distribution Date, SpinCo shall continue to use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as practicable thereafter, the termination, replacement or assumption (with full release) of such Parent Credit Support Instruments.

(b) In furtherance of Section 3.1(a), to the extent required to obtain the termination or replacement of, or a removal or release from, a Parent Credit Support Instrument, SpinCo or an appropriate member of the SpinCo Group shall execute an agreement substantially in the form of such existing Parent Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Parent Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which SpinCo or the appropriate member of the SpinCo Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by SpinCo or the appropriate member of the SpinCo Group.

(c) For any Parent Credit Support Instrument that has not been terminated or replaced, or for which releases from such Parent Credit Support Instrument pursuant to Section 3.1(a) and Section 3.1(b) have not been obtained, (i) without limiting SpinCo’s obligations under Article V, SpinCo shall, from and after the Distribution, (x) pay directly to the guarantor, obligor or surety issuing such Parent Credit Support Instrument any and all Liabilities, fees, costs and any other amounts incurred in connection with such Parent Credit Support Instrument promptly following a written demand by Parent (with reasonably detailed information) following the incurrence of such Liabilities, fees, costs and other amounts, (y) where a member of the Parent Group is required to pay such losses directly to the counterparty, advance such loss amounts to Parent (or, at Parent’s election, another member of the Parent Group) prior to such member of the Parent Group’s requirement to pay and (z) indemnify, defend and hold harmless each member of the Parent Group against, and reimburse such member of the Parent Group for, all Liabilities, fees, costs and any other amounts paid by such member of the Parent Group in connection with such Parent Credit Support Instrument, including any premiums due under such Parent Credit Support Instrument and any amounts such member of the Parent Group is obligated to pay the guarantor, obligor or surety issuing such Parent Credit Support Instrument (in connection therewith) whether or not such Parent Credit Support Instrument is drawn upon or required to be performed, (ii) with respect to any such Parent Credit Support Instrument that is in the form of a letter of credit, surety bond or bank guarantee, SpinCo shall provide the applicable member(s) of the Parent Group with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Parent, against losses arising from such Parent Credit Support Instrument or, if Parent agrees in writing, cash collateralize the full amount of such Parent Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on

Section 3.1(d) of the Disclosure Letter, with respect to such Parent Credit Support Instrument, SpinCo, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of (or, in the case of instruments subject to automatic renewal, fail to take such actions as are authorized under such instrument to prevent such automatic renewal), or increase any of its obligations under any loan, guarantee, lease, sublease, license, Contract or other obligation for which any member of the Parent Group is or may be liable under such Parent Credit Support Instrument unless all obligations of the Parent Group with respect thereto are thereupon terminated with a full release by documentation reasonably satisfactory in form and substance to Parent.

(d) Notwithstanding anything to the contrary in this Section 3.1, the Parent Credit Support Instruments listed on Section 3.1(d) of the Disclosure Letter shall be addressed in the manner provided on Section 3.1(d) of the Disclosure Letter.

Section 3.2 Replacement of SpinCo Credit Support.

(a) Parent shall use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as reasonably practicable after the date hereof and in any event within one hundred eighty (180) days after the Distribution Date, the termination or replacement of all Credit Support Instruments (including the release and termination of all liens on assets or cash collateral, if any, securing obligations in respect thereof) provided by, through or on behalf of any member of the SpinCo Group for the benefit of any member of the Parent Group or providing credit support for a Contract of Parent or its Subsidiary other than a SpinCo Contract (“SpinCo Credit Support Instruments”), with alternate arrangements that do not require any Credit Support Instruments or other credit support from any member of the SpinCo Group. Parent shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments full written releases providing that such member of the SpinCo Group, as well as all related members of the SpinCo Group liable, directly or indirectly, for obligations to a counterparty in connection with such Credit Support Instruments, will have no liability with respect to such SpinCo Credit Support Instruments. Such alternative arrangements and releases shall, in each case, be in form and substance reasonably satisfactory to SpinCo. Notwithstanding the foregoing, if any SpinCo Credit Support Instrument has not been terminated or replaced, or for which release from such SpinCo Credit Support Instrument pursuant to this Section 3.2(a) has not been obtained within one hundred eighty (180) days after the Distribution Date, Parent shall continue to use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as practicable thereafter, the termination, replacement or assumption (with full release) of such SpinCo Credit Support Instruments.

(b) In furtherance of Section 3.2(a), to the extent required to obtain the termination or replacement of, or a removal or release from, a SpinCo Credit Support Instrument, Parent or an appropriate member of the Parent Group shall execute an agreement substantially in the form of such existing SpinCo Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing SpinCo Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Parent or the appropriate member of the Parent Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Parent or the appropriate member of the Parent Group.

(c) For any SpinCo Credit Support Instrument that has not been terminated or replaced, or for which releases from such SpinCo Credit Support Instrument pursuant to Section 3.2(a) and Section 3.2(b) have not been obtained, (i) without limiting Parent’s obligations under Article V, Parent shall, from and after the Distribution, (x) pay directly to the guarantor, obligor or surety issuing such SpinCo Credit Support Instrument any and all Liabilities, fees, costs and any other amounts incurred in connection with such SpinCo Credit Support Instrument promptly following a written demand by SpinCo (with reasonably detailed information) following the incurrence of such Liabilities, fees, costs and other amounts, (y) where a member of the SpinCo Group is required to pay such losses directly to the counterparty, advance such loss amounts to SpinCo (or, at SpinCo’s election, another member of the SpinCo Group) prior to such member of the SpinCo Group’s requirement to pay and (z) indemnify, defend and hold harmless each member of the SpinCo Group against, and reimburse such member of the SpinCo Group for, all Liabilities, fees, costs and any other amounts paid by such member of the SpinCo Group in connection with such SpinCo Credit Support Instrument, including any premiums due under such SpinCo Credit Support Instrument and any amounts such member of the SpinCo Group is obligated to pay the guarantor, obligor, surety issuing such SpinCo Credit Support Instrument (in connection therewith) whether or not such SpinCo Credit Support Instrument is drawn upon or required to be performed, (ii) with respect to any such SpinCo Credit Support Instrument that is in the form of a letter of credit, surety bond or bank guarantee, Parent shall provide the applicable member(s) of the SpinCo Group with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to SpinCo, against losses arising from such SpinCo Credit Support Instrument or, if SpinCo agrees in writing, cash collateralize the full amount of such SpinCo Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on Section 3.2(d) of the Disclosure Letter, with respect to such SpinCo Credit Support Instrument, Parent, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of (or, in the case of instruments subject to automatic renewal, fail to take such actions as are authorized under such instrument to prevent such automatic renewal), or increase any of its obligations under any loan, guarantee, lease, sublease, license, Contract or other obligation for which any member of the SpinCo Group is or may be liable under such SpinCo Credit Support Instrument unless all obligations of the SpinCo Group with respect thereto are thereupon terminated with a full release by documentation reasonably satisfactory in form and substance to SpinCo.

(d) Notwithstanding anything to the contrary in this Section 3.2, the SpinCo Credit Support Instruments listed on Section 3.2(d) of the Disclosure Letter shall be addressed in the manner provided on Section 3.2(d) of the Disclosure Letter.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a) Securities Law Matters.

(i) SpinCo shall cooperate with Parent to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Ancillary Agreements.

(ii) SpinCo shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the Commission or federal, state, foreign or other applicable securities Laws. Parent and SpinCo shall prepare and mail or otherwise make available, prior to the Distribution Date, to the Record Holders, such information concerning SpinCo, Merger Partner, their respective businesses, operations and management, the Distribution and such other matters as Parent shall reasonably determine and as may be required by applicable Law. Parent and SpinCo will prepare, and SpinCo will, to the extent required by applicable Law, file with or submit to the Commission, and any other relevant service regulators to the extent necessary, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable. Parent and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use their reasonable best efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Stock Exchange Matters; Stock-Based Employee Benefit Plans. Parent shall give NYSE not less than ten (10) days’ advance notice of the Record Date, in compliance with Rule 10b-17 promulgated under the Exchange Act. Parent and SpinCo shall take all actions as may be necessary to approve the grants of equity awards by SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act.

(c) Financing. On or before the Distribution Date, subject to the terms and conditions of Section 7.27 of the Merger Agreement, SpinCo or one or more members of the SpinCo Group (such Persons, collectively, the “SpinCo Borrower”) shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate available principal amount equal to not less than the amount necessary to fund the SpinCo Payment, which indebtedness shall consist of borrowings on the terms and conditions contemplated by the Debt Commitment Letter (as defined in the Merger Agreement) (collectively, the “SpinCo Debt”). Between the date of this Agreement and prior to the Distribution Time, subject to the terms and conditions of Section 7.27 of the Merger Agreement, the SpinCo Borrower shall incur the SpinCo Debt and receive the proceeds thereof in order to fund the SpinCo Payment.

(d) Eaton Ohio Contribution and SpinCo Payment. Prior to the Distribution, in consideration of the transfer of the relevant portion of the SpinCo Assets as contemplated by the Restructuring, the SpinCo Borrower or an applicable subsidiary shall pay to one or more Affiliates of Parent cash in an aggregate amount equal to the sum of: $1,101,355,919 plus the Estimated Adjustment Amount (which may be a positive or negative number) minus any Distribution True-Up Adjustment minus an amount equal to the Royal Precision Purchase Price minus an amount equal to the Specified Asset Purchase Price (if applicable) (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by Eaton Ohio. The Royal Precision Purchase Price shall be reasonably agreed by the Parties, in good faith; provided, in no event shall the Royal Precision Purchase Price equal an amount that would cause the SpinCo Payment to be less than zero dollars ($0); and provided, further, that in the event the Parties are unable to agree on the Royal Precision Purchase Price, the Royal Precision Purchase Price shall be reasonably determined by Parent (but in no event shall Parent set the Royal Precision Purchase Price to an amount that would cause the SpinCo Payment to be less than zero dollars ($0)).

(e) Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(f) Satisfying Conditions to the Distribution. Parent, SpinCo and Merger Partner shall cooperate and use their respective reasonable best efforts, subject to the terms hereof, to cause the conditions to the Distribution set forth in Section 4.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver) as soon as reasonably practicable following the date hereof. In addition, and without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to ensure that Parent has sufficient “distributable reserves” available at the Distribution Time to effect the Distribution on the terms and subject to the conditions set forth in this Agreement.

Section 4.2 Conditions Precedent to the Distribution. In no event shall the Distribution (whether effected as a One-Step Spin-Off or an Exchange Offer followed by a Clean-Up Spin-Off) occur unless each of the following conditions shall have been satisfied or waived by Parent, in whole or in part (provided, no condition may be waived without Merger Partner’s written consent, other than the conditions in Section 4.2(d) or Section 4.2(h) solely (in the case of Section 4.2(h)) with respect to the conditions set forth in Section 8.2 of the Merger Agreement, which may be waived without Merger Partner’s written consent):

(a) the Restructuring (including the SpinCo Payment) shall have been completed substantially in accordance with the Restructuring Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);

(b) the Board of Directors of Parent shall have, determined that Parent has sufficient distributable reserves to effect the Distribution and shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(c) the consummation or satisfaction of the actions set forth in Section 4.1(d);

(d) Parent shall have received the Parent Tax Opinions;

(e) no order, injunction, or decree issued by any Governmental Authority of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending;

(f) each Master Ancillary Agreement shall have been executed by each party to such agreement;

(g) an independent appraisal firm shall have delivered one or more opinions to the Parent Board of Directors and the Board of Directors of SpinCo confirming the solvency and surplus of SpinCo after giving effect to the SpinCo Payment (if greater than zero) and the consummation of the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under applicable Law); and such opinions shall be reasonably acceptable in form and substance to Merger Partner and shall not have been withdrawn, rescinded or modified in any respect; and

(h) the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement (other than Section 8.1(b) thereof), in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger.

Except with respect to the conditions set forth in Section 4.2(g), which are for the benefit of SpinCo and Merger Partner, each of the foregoing conditions is for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or its Board of Directors (or any committee thereof) to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit Parent’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under Section 7.6 of the Merger Agreement.

Section 4.3 The Distribution.

(a) Subject to the proviso in this sentence, Parent may elect, in its sole discretion and with prior written notice to Merger Partner, to effect the Distribution in the form of (i) a One-Step Spin-Off; or (ii) an Exchange Offer (including any Clean-Up Spin-Off) (the “Distribution Structure Election”), provided that the economic value of the Merger to each of Parent and Merger Partner is preserved; provided, further, that, Parent shall make the Distribution Structure Election within forty-five (45) days of the date hereof and, thereafter, Merger Partner’s prior written consent shall be required for any amendment to the Distribution Structure Election, such consent not to be unreasonably withheld, conditioned or delayed.

(b) If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, then (i) the Board of Directors of Parent (or a committee thereof), in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, (ii) Parent shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution and (iii) SpinCo shall appropriately allot and issue SpinCo Shares directly to the Record Holders pro rata in the manner determined by Parent and in accordance with Section 4.3(h). To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 4.3(h), each Record Holder (other than Parent or any member of the Parent Group that is a Record Holder) shall be entitled to receive, for each Parent Share held by such Record Holder as of the Record Date, a number of SpinCo Shares equal to the Distribution Ratio, rounded down to the nearest whole share, with any residual fractional interest dealt with in accordance with Section 4.3(h).

(c) If Parent elects to effect the Distribution as an Exchange Offer, Parent shall determine (and provide written notice to Merger Partner of) the terms of such Exchange Offer, including the number of SpinCo Shares that will be offered for each validly tendered Parent Share, the period during which such Exchange Offer shall remain open and any extensions thereto, the exchange ratio related to the Exchange Offer, procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer. Parent shall, promptly following the satisfaction or waiver of the conditions set forth in Section 4.2 (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger), commence (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer (including any Clean-Up Spin-Off) as promptly as reasonably practicable; provided, that (x) Parent shall not be required to commence the Exchange Offer during any period set forth on Section 4.3(c) of the Disclosure Letter, (y) Merger Partner shall have provided Parent with such financial or other information with respect to Merger Partner as Parent reasonably and in good faith has determined necessary to permit the conduct of the Exchange Offer in compliance with applicable Law and (z) Parent may select a commencement date such that, if the Exchange Offer would otherwise be completed and the closing of the Merger would occur during the last month of a fiscal quarter, such commencement date is set such that, under the terms of this Agreement and the Merger Agreement, the closing of the Merger would occur on the last day of the month (but, in any case, no later than the Outside Date); provided, further, that except to the extent required by applicable Law, following commencement of the Exchange Offer in accordance with this sentence, the Exchange Offer may not be extended past the date that is the earlier of (i) twenty (20) Business Days following the then-scheduled expiration and (ii) the latest date that would permit the Distribution to occur prior to the Outside Date in compliance with all applicable Laws. In the event that Parent’s shareholders subscribe for less than all of the SpinCo Shares in the Exchange Offer, remaining SpinCo Shares that are not issued pursuant to the Exchange Offer will be issued to Parent shareholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), subject to applicable Law or stock exchange requirement, so that Parent will be treated for U.S. federal income tax purposes as having distributed all of the SpinCo Shares to the Parent shareholders. To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 4.3(h), each Parent shareholder may elect in the Exchange Offer to exchange a number of Parent Shares held by such Parent shareholder for a number of SpinCo Shares equal to the product of (i) the number of Parent Shares validly tendered and accepted for exchange in the Exchange Offer and (ii) the Distribution Ratio, rounded down to the nearest whole share, with any residual fractional interest dealt with in accordance with Section 4.3(h). The terms and conditions of any Clean-Up Spin-Off shall be determined by Parent, subject to the provisions of Section 4.3(b), mutatis mutandis, and this Section 4.3(c).

(d) SpinCo agrees that the SpinCo Shares (that are to be allotted and issued in the Distribution) shall be credited as fully paid up and free from any liens, charges and encumbrances whatsoever and shall have the rights described in the SpinCo Charter. None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any SpinCo Shares (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Subject to the conditions and other terms set forth in this ARTICLE IV, on the Distribution Date, SpinCo shall deliver to the Distribution Agent for the benefit of the Record Holders all of the SpinCo Shares to be delivered in the Distribution and shall, to the extent permitted by applicable Law, cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of SpinCo Shares to each Record Holder or designated transferee or transferees of such Record Holder by way of registration in book-entry form. SpinCo will not issue paper share certificates. No action by any shareholder (or such shareholder’s designated transferee or transferees) shall be necessary to receive the applicable number of SpinCo Shares (and, if applicable, cash in lieu of any fractional shares) to which such shareholder is entitled in the Distribution.

(f) Parent, SpinCo, the Distribution Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration or any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or non-U.S. Tax Law. Additionally, in the case of a non-cash transfer that is subject to withholding, Parent, SpinCo, the Distribution Agent and any other applicable withholding agent, as applicable, has the right, but not the obligation, to withhold an appropriate portion of such transferred property and sell such withheld property on account of the transferee or distributee to generate cash necessary to pay over the withholding tax (or reimburse the distribution party for any advance payment of the withholding tax). To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient.

(g) Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent shall take all such customary actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. Upon a Clean-Up Spin-Off, if any, Parent or SpinCo, as applicable, shall take all such customary actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Distribution shall be deemed to be effective upon the Distribution Time, following written authorization from Parent to the Distribution Agent to proceed.

(h) Record Holders who, after aggregating the number of SpinCo Shares (or fractions thereof) to which such Record Holder would be entitled on the Record Date, would be entitled to receive a fraction of a SpinCo Share in the Distribution, will be entitled to receive cash in lieu of such fractional share. Fractional SpinCo Shares will not be issued by SpinCo in the Distribution. The Distribution Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional SpinCo Shares allocable to each such Record Holder of Parent Shares, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of Record Holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such Record Holder, or for the benefit of each such beneficial owner, such Record Holder’s or owner’s pro rata share of the aggregate net cash proceeds of these sales, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes. Parent shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Parent, SpinCo or the Distribution Agent will guarantee any minimum sale price for the fractional SpinCo Shares. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Parent or SpinCo. Notwithstanding the foregoing, for purposes of determining the number of SpinCo Shares deemed distributed in the Distribution and the ownership of SpinCo immediately following the Distribution and the Merger, including for purposes of determining the Distribution Ratio and the percentage ownership of SpinCo by holders of Parent Shares immediately prior to the Distribution, the fractional SpinCo Shares that would otherwise be distributable in the Distribution shall be deemed to have been distributed in full prior to the sale thereof by the Distribution Agent.

Section 4.4 Organizational Documents; Authorization of SpinCo Shares to Accomplish the Distribution and the Merger. On or prior to the Distribution Date, Parent, Merger Partner and SpinCo shall each take all actions necessary such that, effective immediately prior to the Distribution, the SpinCo Charter and the SpinCo Bylaws shall each be amended and restated in the form attached to the SpinCo Registration Statements, which form shall be determined in accordance with Section 4.4 of the Disclosure Letter. Prior to the Distribution, Parent and SpinCo shall take all necessary actions required to increase (or split) the number of authorized SpinCo Shares so that the SpinCo Shares then issued and outstanding shall equal the number of SpinCo Shares necessary to effect the Distribution and the Merger.

Section 4.5 U.S. Federal Income Tax Treatment. For U.S. federal income tax purposes, the Parties agree that either the One-Step Spin-Off, whereby SpinCo issues its shares directly to shareholders of Parent, or the Exchange Offer, whereby shareholders of Parent cancel their Parent Shares in exchange for the receipt from SpinCo of SpinCo Shares, which may then be immediately followed by a Clean-Up Spin-Off, and, in either case, culminating in the cancellation and extinguishment of 100% of Parent’s SpinCo Shares shall be treated as a distribution of the SpinCo Shares, by Parent, to Parent shareholders either in exchange for stock of Parent (in the case of the Exchange Offer) or as a pro rata distribution (in the case of a One-Step Spin-Off or a Clean-Up Spin-Off), as applicable.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.1(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution Time, SpinCo does, for itself and each other member of the SpinCo Group as of the Distribution (including, for the avoidance of doubt, any member of the SpinCo Group the equity interests of which are subject to Section 2.1(d)), their respective Affiliates as of the Distribution, and to the extent it may legally do so, its and their successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the SpinCo Group (in each case, solely in their respective capacities as such), hereby remise, release and forever discharge Parent and the other members of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the Parent Group (in each case, solely in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Restructuring and all other activities to implement the Distribution. For the avoidance of doubt, any indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article 135 of Parent’s Articles, to the extent relating to the SpinCo Business, shall not be limited by this Section 5.1(a), but shall constitute SpinCo Liabilities; provided, that (I) no such indemnification obligation shall be owed to a Person who was not an Indemnified Person (within the meaning of Article 135 of Parent’s Articles) on or before the Distribution Date, and (II) no such indemnification shall be owed to the extent that it could not lawfully have been provided by Parent or the provision for it would have been void under Irish Law.

(b) Except as provided in Section 5.1(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution Time, Parent does, for itself and each other member of the Parent Group as of the Distribution, their respective Affiliates as of the Distribution, and to the extent it may legally do so, its and their successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the Parent Group (in each case, solely in their respective capacities as such), hereby remise, release and forever discharge SpinCo, the other members of the SpinCo

Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the SpinCo Group (in each case, solely in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing, or alleged to have existed, on or before the Distribution, including in connection with the Restructuring and all other activities to implement the Distribution.

(c) Nothing contained in Section 5.1(a) or (b) shall impair, limit or waive any right of any Person pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or any Intercompany Arrangement or Intercompany Account that is specified in Section 2.3(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release:

(i) any Person from any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Parent Group or the SpinCo Group that is specified in Section 2.3(b) as not to terminate as of the Distribution Time, or any other Liability specified in such Section 2.3(b) as not to terminate as of the Distribution Time;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any Ancillary Agreement;

(iii) any Person from any Liability provided in or resulting from any other Contract that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Party (or any member of its Group) from any Liability that such Party (or any member of its Group) may have to directors, officers, agents or employees under indemnification or similar agreements or arrangements, except to the extent referred to in the last sentence of Section 5.1(a); or

(v) any employee or independent contractor from any Liability relating to, arising out of or resulting from such Person’s fraud, embezzlement or misappropriation of Intellectual Property.

(d) SpinCo shall not make, and shall cause each other member of the SpinCo Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall cause each other member of the Parent Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of Parent and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, and all conditions existing or alleged to have existed on or before the Distribution Date, between or among SpinCo or any other member of the SpinCo Group, on the one hand, and Parent or any other member of the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1, Section 5.2, Section 5.3 or elsewhere in this Agreement, the Merger Agreement or in any Ancillary Agreement.

Section 5.2 Indemnification by SpinCo. Subject to Section 5.4, SpinCo shall indemnify, defend and hold harmless Parent, each other member of the Parent Group and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a) the SpinCo Liabilities, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms;

(b) any breach by SpinCo or any other member of the SpinCo Group of this Agreement, or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the members of the SpinCo Group in Section 9.2(c).

Section 5.3 Indemnification by Eaton Ohio and Eaton HoldCo. Subject to Section 5.4, each of Eaton Ohio and Eaton HoldCo shall, jointly and severally, indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and SpinCo’s Affiliates and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Parent Liabilities, including the failure of any member of the Parent Group, or any other Person, to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms;

(b) any breach by any member of the Parent Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Eaton Ohio or Eaton HoldCo of any of the representations and warranties made by them on behalf of themselves and the members of the Parent Group in Section 9.2(c).

Section 5.4 Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any deductible, retention amount, increased insurance premiums or any other out-of-pocket costs or expenses incurred in connection with, or Taxes imposed with respect to, the receipt thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 5.10, each member of the Parent Group and SpinCo Group shall use reasonable best efforts to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article V; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The amount of any Indemnity Payments required by this Agreement shall be (i) reduced by the amount of any Tax Benefit actually realized by the Indemnitee (or its Affiliates) as a result of the event giving rise to the Liability subject to indemnification and (ii) in the event the Indemnitee (or its Affiliates) incurs Income Taxes (as defined in the Tax Matters Agreement) on the receipt of the Indemnity Payment, increased as necessary so that after making all payments in respect of Income Taxes imposed on or attributable to such Indemnity Payment (but taking into account any Tax Benefit resulting from the payment of such Income Taxes), the Indemnitee receives an amount equal to the sum it would have received had no such Income Taxes been imposed.

(d) For the avoidance of doubt, if an indemnification claim is covered by the indemnification provisions of any Transaction Document (other than this Agreement), the claim shall be made under such document or agreement and not under this Agreement. In no event shall any Indemnitee be entitled to double recovery for the same Liabilities from the indemnification provisions of this Agreement or any other Transaction Document.

(e) If the indemnification otherwise provided for in Section 5.2 or Section 5.3 is, as a matter of Law, unavailable or insufficient to hold harmless an Indemnitee in respect of such Liabilities for which they would otherwise be indemnified hereunder (and for which indemnification would otherwise be provided hereunder), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnitee, it being understood that the intention of this provision is to replicate to the greatest extent possible the effect this Article V would have absent such legal restriction and shall be interpreted accordingly.

(f) Notwithstanding anything to the contrary in this Article V, Parent shall have no obligation or liability as an Indemnifying Party to either SpinCo or a member of the SpinCo Group, rather, in the event that Parent would otherwise be an Indemnifying Party, Eaton Ohio or Eaton HoldCo (as determined by Parent) shall be the Indemnifying Party with respect to any such Indemnity Payments payable to SpinCo or a member of the SpinCo Group pursuant to any provisions contained within this Article V.

Section 5.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (including Article III), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim; and (iii) copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information reasonably known to the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 5.5(a).

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) days after receipt of notice from an Indemnitee in accordance with Section 5.5(a), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief or (ii) if the Party to this Agreement which is part of such Indemnitee’s Group has determined in good faith that the Indemnifying Party controlling such defense would reasonably be expected to have a material adverse impact on the reputation or the business relations of the Indemnitee or its Group. The Indemnifying Party shall notify the Indemnitee in writing within the time period described in the immediately preceding sentence as to whether or not it will assume the defense of the applicable Third-Party Claim. During such notice period, and prior to an election by the Indemnifying Party to control the defense of the applicable Third-Party Claim, the Indemnitee shall be permitted to take such actions in respect of such Third-Party Claim as the Indemnitee determines in good faith are necessary or appropriate to avoid prejudice to the Indemnitee’s interests in respect of such Third-Party Claim during such notice period, provided that the Indemnitee will consult reasonably and in good faith with the Indemnifying Party in respect of such actions in advance of taking such actions to the extent possible.

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 5.5(b), such Indemnitee may defend such Third-Party Claim with counsel selected by the Indemnitee and reasonably acceptable to the Indemnifying Party. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall, subject to the terms of this Agreement, reasonably cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 5.5(b), the Indemnitee may assume and control its own defense, and the Indemnifying Party will be liable for all reasonable and documented costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the immediately preceding sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable and documented fees and expenses of such counsel.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim with respect to which an Indemnifying Party is obligated to provide indemnification to an Indemnitee pursuant to this Agreement (including Article III) without the prior written consent of the applicable Indemnitee or Indemnitees (not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; (iii) includes a full and unconditional release of the Indemnitee or Indemnitees; and (iv) does not establish any precedent, admission or factual finding that could reasonably be expected to have an adverse effect on the Indemnitee or the operations of any member of the Indemnitee’s Group. Notwithstanding the foregoing, the consent of an Indemnitee shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise, resolve or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(g) For the avoidance of doubt, the provisions of this Section 5.5(c) shall not apply with respect to any Tax Contest or any other Tax matter, which shall be governed exclusively by the Tax Matters Agreement.

Section 5.6 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by prompt written notice given by the Indemnitee to the applicable Indemnifying Party. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim, including by assigning any subrogated rights to the Indemnifying Party to the fullest extent permissible under any Contract underlying a subrogated right.

(c) For the avoidance of doubt, Liabilities incurred by an Indemnitee pursuant to a contractual indemnification or similar obligation granted to a third party in respect of Liabilities otherwise indemnifiable under Section 5.2 or Section 5.3 shall be indemnifiable thereunder to the same extent that the underlying Liabilities would have been indemnifiable under Section 5.2 or Section 5.3.

(d) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e) Each of Parent and SpinCo hereby agrees that with respect to any Third-Party Claim or Action pending as of the Distribution Date or commenced following the Distribution Date, in each case that (x) has named as a defendant one or more members of the SpinCo Group but otherwise relates only to the Parent Business or (y) has named as a defendant one or more members of the Parent Group but otherwise relates only to the SpinCo Business, the Parties shall use reasonable best efforts, each at its own expense, to cause each such nominal defendant to be removed as a defendant from such Third-Party Claim or Action, as soon as reasonably practicable (including using reasonable best efforts to petition the applicable court or counterparty to remove each such nominal defendant). For the avoidance of doubt, the provisions of this Section 5.6(e) shall not apply with respect to any Tax Contest or any other Tax matter which shall be governed exclusively by the Tax Matters Agreement.

(f) Any payments made pursuant to Article V of this Agreement shall, to the fullest extent permitted by law, be treated in the same manner as, and the recipient and payor of any such payments shall be determined in accordance with the provisions governing, a Tax indemnity payment pursuant to Section 12.1 of the Tax Matters Agreement.

Section 5.7 Sole and Exclusive Remedy. The indemnification provisions of this Article V shall be the sole and exclusive remedy of a Parent Indemnitee or SpinCo Indemnitee, as applicable, for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any Ancillary Agreement (other than any Ancillary Agreement that expressly contains indemnification, damages or remedy provisions, which Ancillary Agreement shall be subject to the indemnification, damages or remedy provisions contained in such Ancillary Agreement). For the avoidance of doubt, the foregoing does not affect (a) the SpinCo Payment adjustment mechanism contained in Section 2.7, (b) a Party’s right to seek specific performance under this Agreement as provided in Section 9.5 or under the Merger Agreement as provided in Section 10.9 thereof or under any other Transaction Document, (c) a Party’s right to exercise all of their rights and seek all damages available to them under applicable Law in the event of claims or causes of action arising from fraud or (d) any obligations that pursuant to Section 2.3 or Section 5.1 survive the Distribution.

Section 5.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring an Action or otherwise assert any claim or defense against any Person, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group, and any other Person claiming through it) waives and releases any claim or defense against any Person, alleging that: (a) the assumption or retention of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (b) the assumption or retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (c) the provisions of this Agreement (including this Article V) or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (d) any member of the Parent Group, or any officer, director or employee of any such member, owes fiduciary duties to any member of the SpinCo Group or any equity holder of such member, in his, her or its capacity as such with respect to this Agreement, any Ancillary Agreement, any transaction contemplated hereby or thereby or any agreement entered into in connection herewith or therewith. SpinCo shall bear all costs and expenses of the Parent Group in defending any claim brought in violation of this Section 5.8.

Section 5.9 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities, including any purported transfer by divisional merger.

Section 5.10 Indemnified Damages. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, SpinCo or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Parent Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive, consequential (unless such indirect or consequential damages are reasonably foreseeable), exemplary, enhanced or treble damages, whether or not caused by or resulting from negligence or breach of obligations hereunder; provided, however, that the provisions of this Section 5.10 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Parent Group or the SpinCo Group for any indirect, special, punitive, consequential, exemplary, enhanced or treble damages.

Section 5.11 Management of Certain Actions, Government Investigations and Internal Investigations. Notwithstanding the procedures set forth in Section 5.4(c), this Section 5.11 shall govern the management and direction of certain pending (or, as applicable in the case of Section 5.11(e), future) Actions, Government Investigations and Internal Investigations involving one or more members of both the Parent Group and the SpinCo Group, but shall not alter the allocation of Liabilities set forth in Article II or rights to indemnification pursuant to Section 5.2 or Section 5.3. In the event of any conflict between the provisions of this Section 5.11 and Section 5.4(c) in respect of a SpinCo Directed Action, Parent Directed Action or Joint Action, the provisions of this Section 5.11 shall govern.

(a) From and after the Distribution, except as otherwise provided in Section 5.11(a) of the Disclosure Letter and subject to Section 6.8:

(i) the SpinCo Group shall direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 5.11(a) of the Disclosure Letter (the “SpinCo Directed Actions”), including the development and implementation of the legal strategy for each SpinCo Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 5.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any SpinCo Directed Action or any aspect thereof;

(ii) SpinCo (or the applicable member of the SpinCo Group) shall be responsible for selecting counsel in connection with the conduct and control of each SpinCo Directed Action; and

(iii) Parent (or the applicable member of the Parent Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each SpinCo Directed Action, and SpinCo shall provide Parent with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such SpinCo Directed Action, to the extent that Parent’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a SpinCo Directed Action.

(b) From and after the Distribution, except as otherwise provided in Section 5.11(b) of the Disclosure Letter and subject to Section 6.8:

(i) the Parent Group shall direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 5.11(b) of the Disclosure Letter (the “Parent Directed Actions”), including the development and implementation of the legal strategy for each Parent Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 5.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Parent Directed Action or any aspect thereof;

(ii) Parent (or the applicable member of the Parent Group) shall be responsible for selecting counsel in connection with the conduct and control of each Parent Directed Action; and

(iii) SpinCo (or the applicable member of the SpinCo Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each Parent Directed Action, and Parent shall provide SpinCo with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such Parent Directed Action, to the extent that SpinCo’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a Parent Directed Action.

(c) From and after the Distribution, except as otherwise provided in Section 5.11(c) of the Disclosure Letter and subject to Section 6.8, the Parties shall separately but cooperatively manage and direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 5.11(c) of the Disclosure Letter (“Joint Actions”), including the development and implementation of the legal strategy for each Joint Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 5.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Joint Action or any aspect thereof. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Joint Actions such that the appropriate Party or member of each Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent feasible, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, work product protection, joint defense, common interest or other privilege with respect to any Joint Action. Notwithstanding anything to the contrary herein, the costs and expenses of counsel for each Joint Action shall be paid for by the Party indicated with respect to such Joint Action on Section 5.11(c) of the Disclosure Letter; provided, that in the event that any Party determines to retain new separate counsel with respect to any Joint Action, such Party shall bear the costs and expenses of its separate counsel. In any Joint Action, each of Parent and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating solely to the Parent Business or the SpinCo Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d) No Party managing an Action (the “Managing Party”) pursuant to this Section 5.11 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”) (not to be unreasonably withheld, conditioned or delayed); provided, however, that such Non-Managing Party, including, in the case of a Joint Action, any co-defendant, shall be required to consent to such entry of judgment or to such settlement that the Managing Party or other co-defendant may recommend with respect to any claim for which such Non-Managing Party (or co-defendant) is the defendant if the judgment or settlement: (i) contains no finding or admission of liability with respect to such Non-Managing Party’s (or co-defendant’s) Group or its applicable related Persons; (ii) involves only monetary relief which the Managing Party or proposing co-defendant has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party’s (or co-

defendant’s) Group and its applicable related Persons. Notwithstanding the foregoing, the consent of the Non-Managing Party or co-defendant shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Non-Managing Party’s Group or its applicable related Persons (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Any Government Investigation that (i) is not set forth on Section 5.11(c) of the Disclosure Letter, (ii) Parent determines in good faith involves one or more members of both the Parent Group and the SpinCo Group, (iii) relates to conduct that occurred prior to the Distribution Date and (iv) Parent determines in good faith involves, or would reasonably be expected to involve, non-monetary relief sought by a Governmental Authority with respect to a member of the Parent Group, shall be separately but cooperatively managed and directed by the Parties as if it were a Joint Action in accordance with the terms of Section 5.11(c) (subject, for the avoidance of doubt, to Section 5.11(d)). If any Party shall receive notice or otherwise learn of a Government Investigation that would reasonably be expected to require cooperative management as a Joint Action pursuant to this Section 5.11(e), such Party shall give the other Party written notice thereof as soon as reasonably practicable.

(f) For the avoidance of doubt, the provisions of this Section 5.11 shall not apply with respect to any Tax Contest or any other Tax matter, which shall be governed exclusively by the Tax Matters Agreement.

ARTICLE VI

ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY

Section 6.1 Agreement for Exchange of Information; Archives; Information Included in SpinCo Intellectual Property.

(a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 6.1(b), and in accordance with applicable Law, each of Parent, Eaton HoldCo, Eaton Ohio and SpinCo, on behalf of their respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, relating to the Parent Business or the SpinCo Business, which Parent or SpinCo, or any member of its respective Group, as applicable: (i) reasonably needs to comply with reporting, disclosure, filing or other requirements imposed on Parent or SpinCo, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Parent or SpinCo, or any member of its respective Group, as applicable; (ii) requests for use in any other judicial, regulatory, administrative or other Action or Internal Investigation, including possible Actions or Internal Investigations anticipated in good faith, or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements; or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided that any request for information pursuant to this Section 6.1 shall be used only for the purposes described in this paragraph.

(b) In the event that either Parent or SpinCo determines in good faith that the disclosure of any Information pursuant to Section 6.1(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party may restrict such information to view by the other Party’s attorneys’ and experts’ eyes only before providing access to or furnishing such Information to the other Party; provided, however, that both Parent and SpinCo shall take all commercially reasonable measures to permit compliance with Section 6.1(a) in a manner that avoids any such harm or consequence.

(c) Notwithstanding the above:

(i) to the extent that it is discovered within twenty-four (24) months after the Distribution that the SpinCo Group was not in possession of a tangible or electronic copy of any SpinCo Intellectual Property as of the Distribution Date, and such copy was not provided to the SpinCo Group thereafter pursuant to an Ancillary Agreement or otherwise and does not remain to be provided to the SpinCo Group pursuant to an Ancillary Agreement, upon SpinCo’s reasonable request, Parent shall, and shall cause the applicable members of the Parent Group to, use commercially reasonable efforts to make available a copy of such SpinCo Intellectual Property to SpinCo to the extent such copy is then in Parent’s possession or accessible to Parent in a format as is reasonably agreed by the Parties; provided that this Section 6.1(c)(i) shall not obligate Parent to provide SpinCo a copy of any Parent Intellectual Property, Information to the extent relating to the Parent Business or any Information constituting Parent’s Intellectual Property filing, prosecution and maintenance management database (e.g., Anaqua) (including any Information constituting such database relating to SpinCo Intellectual Property); or

(ii) to the extent that it is discovered within twenty-four (24) months after the Distribution that the Parent Group was not in possession of a tangible or electronic copy of any Parent Intellectual Property as of the Distribution Date, and such copy was not provided to the Parent Group thereafter pursuant to an Ancillary Agreement or otherwise and does not remain to be provided to the Parent Group pursuant to an Ancillary Agreement, upon Parent’s reasonable request, SpinCo shall, and shall cause the applicable members of the SpinCo Group to, use reasonable best efforts to make available a copy of such Parent Intellectual Property to Parent to the extent such copy is then in SpinCo’s possession or accessible to SpinCo in a format as is reasonably agreed by the Parties; provided that this Section 6.1(c)(ii) shall not obligate SpinCo to provide Parent a copy of any SpinCo Intellectual Property or Information to the extent relating to the SpinCo Business.

Section 6.2 Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.3 Compensation for Providing Information. The Party requesting information pursuant to this Article VI shall reimburse the providing Party for the reasonable, documented, out-of-pocket costs, if any, in complying with a request for Information pursuant to this Article VI (whether or not such Information was a SpinCo Asset or a Parent Asset).

Section 6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements, in each case in accordance with their respective document retention policies. Each of Parent and SpinCo shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” listed on Section 6.4 of the Disclosure Letter in accordance with the provisions set forth on Section 6.4 of the Disclosure Letter with respect to such listed litigation hold.

Section 6.5 Accounting Information. Without limiting the generality of Section 6.1 but subject to Section 6.1(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Parent to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Parent, which period shall not exceed the date on which each Party’s audited financial statements for the first full year after the Distribution Date are filed with the Commission), SpinCo shall use its reasonable best efforts to assist Parent in meeting Parent’s timetable for dissemination of its financial statements and to enable Parent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting or, solely to the extent involving financial statements or other financial information of the type customarily included in offering or disclosure documents, as may be required for any Financing (as defined in the Merger Agreement), (i) SpinCo shall authorize and direct its auditors to make available to Parent’s auditors, within a reasonable time prior to the date of Parent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable Parent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Parent’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of Parent specified in the immediately preceding sentence are complete, SpinCo shall provide reasonable access during normal business hours for Parent’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Parent may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group; provided, further, that, any request for access pursuant to this Section 6.5(a) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law, which period shall not exceed the date on which each Party’s audited financial statements for the first full year after the Distribution Date are filed with the Commission), Parent shall use its reasonable best efforts to assist SpinCo in meeting SpinCo’s timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements. In addition, during such period, the Parties shall cooperate and Parent shall use reasonable best efforts to assist with the preparation of financial information of the SpinCo Business necessary for SpinCo and Merger Partner to prepare pro forma financial statements for such periods as may be required or customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of senior unsecured notes in connection with any Financing (as defined in the Merger Agreement). As part of such efforts and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting or, solely to the extent involving financial statements or other financial information of the type customarily included in offering or disclosure documents, as may be required for any Financing (as defined in the Merger Agreement), (i) Parent shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Parent and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of SpinCo specified in the immediately preceding sentence are complete, Parent shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Parent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Parent and its Subsidiaries and (y) the officers and employees of Parent and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Parent and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Parent Group; provided, further, that, any request for access pursuant to this Section 6.5(b) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, SpinCo shall, within a reasonable period of time following a request from Parent in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Parent with certifications of such officers in support of the certifications of Parent’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to (i) Parent’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is Parent’s fourth fiscal quarter), (ii) to the extent applicable, each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and (iii) Parent’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Distribution or any other transactions related thereto) or as otherwise agreed upon between Parent and SpinCo.

(d) Subject to the confidentiality provisions of this Agreement and to such Party’s confidentiality obligations to third parties and to the extent it relates to the time prior to the Distribution, at the requesting Party’s expense, each Party shall authorize and request its respective auditors to make available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Parties’ auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Parties’ auditors as it relates to their auditors’ report on such other Parties’ financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission for the fiscal year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year).

Section 6.6 Limitations of Liability. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that no Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement, including any Information that constitutes an estimate or forecast or is based upon an estimate or forecast.

Section 6.7 Production of Witnesses; Records; Cooperation.

(a) Without limiting any of the rights or obligations of the Parties pursuant to Section 6.1 or Section 6.4, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, and subject to Section 6.1(b), each of Parent and SpinCo shall use their reasonable best efforts to make reasonably available, upon written request, within thirty (30) days of such request (or such shorter period as may be reasonably necessary with any legal or regulatory deadline specified in such request): (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise); and (ii) subject to Section 6.1(b), Information contemplated by Section 6.1(a), in each case of clauses (i) and (ii), to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Internal Investigation, Commission comment or review or threatened or contemplated Action, Internal Investigation, Commission comment or review (including preparation for any such Action, Internal Investigation, Commission comment or review) in which either Parent or SpinCo or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action, Internal Investigation, Commission comment or review or threatened or contemplated Action, Internal Investigation, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable, documented, out-of-pocket costs and expenses in connection therewith; provided, that nothing in this Section 6.7 shall require the requesting Party to pay any fees (other than reasonably out-of-pocket expenses) for the time of employees made available as witnesses.

(b) Without limiting the foregoing, Parent and SpinCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, Internal Investigations or threatened or contemplated Actions or Internal Investigations (including in connection with preparation for any such Action or Internal Investigation), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Parent and SpinCo, pursuant to this Section 6.7, to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (it being understood and agreed that the producing Party shall act in good faith to minimize disruption to the business operations of the non-producing Party). Without limiting the foregoing, each of Parent and SpinCo agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 6.7.

Section 6.8 Privileged Matters.

(a) Solely for purposes of asserting privileges which may be asserted under applicable Law, and without limiting the provisions of Section 6.10: (x) in order to protect the rights of the Parties to assert privilege, the Parties acknowledge and agree that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel, other legal professionals, or other professionals acting at the direction of counsel) have been and will be rendered for the collective benefit of Parent and SpinCo, and (y) each of Parent and SpinCo shall be deemed to have been the client in connection with such services with respect to periods prior to the Distribution. The Parties acknowledge and agree that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of Parent or SpinCo, as the case may be.

(b) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Parent Business or the Distribution and not to the SpinCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Parent Assets or Parent Liabilities, and not any SpinCo Assets or SpinCo Liabilities, in connection with any Actions or Internal Investigations that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. For the avoidance of doubt, Information shall not be deemed to relate to the Parent Business solely by virtue of the fact that personnel associated with the corporate function of Parent were involved in the production or evaluation of such Information or otherwise involved in the Actions or Internal Investigations relating to such Information.

(c) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the SpinCo Business and not to the Parent Business or the Distribution, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and not any Parent Assets or Parent Liabilities in connection with any Actions or Internal Investigations that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. For the avoidance of doubt, Information shall not be deemed to relate to the SpinCo Business solely by virtue of the fact that SpinCo personnel were involved in the production or evaluation of such Information or otherwise involved in the Actions or Internal Investigations relating to such Information.

(d) Subject to the remaining provisions of this Section 6.8, the Parties agree that Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged Information not otherwise allocated pursuant to this Section 6.8 in connection with any Actions or Internal Investigations, or threatened or contemplated Actions or Internal Investigations, or other matters that involve both Parties (or one or more members of their respective Groups), whether or not such privileged Information is in the possession or under the control of a member of the SpinCo Group or a member of the Parent Group.

(e) To the extent that an issue regarding a privilege controlled by one Party under this Section 6.8 arises in connection with an Action or Internal Investigation the defense, prosecution or conduct (as applicable) of which the other Party is entitled to direct pursuant to Section 5.11, the Party entitled to control such privilege shall cooperate in good faith with the Party directing such Action or Internal Investigation in order to facilitate the efficient administration of such Action or Internal Investigation. If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of any Party or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith, and (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group.

(f) Upon receipt by any Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if any Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 6.8 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 6.8 or otherwise, to prevent the production or disclosure of such privileged Information.

(g) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 6.9 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information; and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

Section 6.9 Confidential Information.

(a) Except as otherwise provided in the other Transaction Documents (to the extent that any such Transaction Document expressly provides that certain information shall be confidentially maintained on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in such Transaction Document shall control), each of Parent and SpinCo, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential or proprietary Information concerning the Parent Business or the Parent Group (in the case of SpinCo or a member of its Group) or the SpinCo Business or the SpinCo Group (in the case of Parent or a member of its Group) (such Group’s “Specified Confidential Information”) that is either in its possession (including such Specified Confidential Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Specified Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Specified Confidential Information is: (x) in the public domain through no fault of any member of the Parent Group or the SpinCo Group, as applicable, or any of its respective Representatives; (y) later lawfully acquired from other sources by any of Parent, SpinCo or their respective Groups or Representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Parent, SpinCo or Persons in their respective Groups, as applicable, following reasonable inquiry; or (z) independently generated after the date hereof without reference to any Specified Confidential Information of the Parent Group or the SpinCo Group, as applicable. Notwithstanding the foregoing, each of Parent and SpinCo may release or disclose, or permit to be released or disclosed, any such Specified Confidential Information of the other Group (i) to their respective Representatives who need to know such Specified Confidential Information (who shall be advised of the obligations hereunder with respect to such Specified Confidential Information), (ii) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions, (iii) if such Party or its Group is required or compelled to disclose any such Specified Confidential Information by judicial or administrative process (including any proceeding brought by a Governmental Authority) or by other requirements of Law or stock exchange rule, in each case, to the extent such Party is advised by counsel that it is advisable to do so, (iv) as required in connection with the defense of any legal or other proceeding brought by one Party against the other Party or in respect of claims by one Party against the other Party brought in such a proceeding, (v) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures under applicable Law or in connection with the Distribution, (vi) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement and (vii) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements; provided, however, that, with respect to clause (i) hereof: (A) such Representatives shall keep such Specified Confidential Information confidential and will not disclose such Specified Confidential Information to any other Person and (B) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 6.9(a) by any such Representative; with respect to clause (ii) hereof, the Party whose Specified Confidential Information is being disclosed or released to such rating organization is promptly notified thereof in writing in advance of such disclosure or release; with respect to public disclosures pursuant to clause (iii) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Specified Confidential Information prior to the disclosure thereof; and, in the case of disclosure required by judicial or administrative process pursuant to clause (iii) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party, to the extent reasonably practicable and legally permissible, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such Party. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose such Specified Confidential Information of the other Group shall furnish, or cause to be furnished, only that portion of such Specified Confidential Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Specified Confidential Information.

(b) Each Party acknowledges that it or members of its Group may presently have and, after the Distribution, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information and Personal Data relating to, third parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such third parties, on the one hand, and the other Party or members of such other

Party’s Group, on the other hand, prior to the Distribution or (ii) that, as between the two Parties, was originally collected by the other Party or such other Party’s Group and that may be subject to and protected by privacy, Data Protection Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, the confidential and proprietary Information of, or legally protected personal Information and Personal Data relating to, third parties in accordance with privacy, Data Protection Laws or other applicable Laws and the terms of any Contracts that were either entered into before the Distribution or affirmative commitments or representations that were made before the Distribution by, between or among the other Party or members of the other Party’s Group, on the one hand, and such third parties, on the other hand.

(c) Without limiting the generality of the foregoing, each Party shall use reasonable efforts, and shall cause the members of its Group to, comply with any applicable requirements under all applicable Data Protection Laws in connection with the processing of Personal Data carried out pursuant to this Agreement or any Ancillary Agreement. The obligations of the Parties with respect to the processing of Personal Data during the transition period and the data processing terms applicable to the provision of Services (as defined in the Transition Services Agreement) under the Transition Services Agreement, shall be as set forth in the Transition Services Agreement (including Schedule H (Data Transfer Addendum) thereto), the terms of which are incorporated herein by reference to the extent relating to the processing of Personal Data in connection with the transactions contemplated by this Agreement.

Section 6.10 Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein or imposed by operation of law, that Parent has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP, Skadden, Arps, Slate, Meagher & Flom LLP, Hogan Lovells International LLP and Arthur Cox LLP (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Merger Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. SpinCo hereby agrees on behalf of itself and each member of its Group that, notwithstanding anything to the contrary contained herein or imposed by operation of law, in the event that a dispute (whether or not related to this Agreement, the Merger Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby) arises between or among (x) any member of the SpinCo Group, any SpinCo Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates, on the other hand: (a) any Known Counsel may represent any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to, or conflict with the legal or economic interests of, any Person described in clause (x), and even though such Known Counsel may have represented or provided advice to a Person described in clause (x) in a matter substantially related to such dispute at or prior to the Distribution, or may be handling ongoing matters for a Person described in clause (x) as of the Distribution Date that continue following the Distribution, and even though such Known Counsel may have or previously have had confidential or privileged information of a Person described in clause (x) that may be related to such dispute, (b) SpinCo hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest or claim to confidentiality in connection with such representation by such Known Counsel, and (c) SpinCo hereby agrees, on behalf of itself and each other Person described in clause (x), as applicable, not to seek to disqualify such Known Counsel in connection with such representation. SpinCo, on behalf of itself and each other member of its Group, irrevocably authorizes any Known Counsel to disclose or provide any of its confidential or privileged information existing as of the date hereof to Parent or any other member of Parent’s Group, and to otherwise use or disclose that information in accordance with Parent’s direction. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 6.10. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third-party beneficiaries of this Section 6.10, and may seek to enforce this Section 6.10.

ARTICLE VII

INSURANCE

Section 7.1 Maintenance of Insurance and Termination of Coverage.

(a) Until the Distribution, Parent shall (i) cause the members of the SpinCo Group and their respective employees, officers and directors to continue to be covered as insured parties under the applicable policies of insurance of the Parent Group, in a manner which is no less favorable than the coverage provided for Parent and its Subsidiaries and (ii) permit the members of the SpinCo Group and their respective employees, officers and directors to submit claims in the ordinary course, relating to, arising out of or resulting from facts, circumstances, events or matters that occurred prior to the Distribution to the extent permitted under such policies.

(b) Except as otherwise expressly permitted in this Article VII, Parent and SpinCo acknowledge that, as of immediately prior to the Distribution, Parent intends to take such action as it may deem necessary or desirable to remove the members of the SpinCo Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Parent Group by any insurance carrier effective immediately prior to the Distribution, and on or following the Distribution, the SpinCo Group shall cease to be in any manner insured by, entitled to any benefits or coverage under, or entitled to seek benefits or coverage from or under any Parent Insurance Policies other than any insurance policy issued exclusively in the name and for the benefit of any member of the SpinCo Group (and except for any such insurance policy which forms a part of a fronted, or equivalent, insurance program for which any member of the Parent Group retains funding responsibility). SpinCo Group will not be entitled at or following the Distribution to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring at or after the Distribution. No member of the Parent Group shall be deemed to have made any representation or warranty as to the availability of any coverage, insurability, or satisfaction of any terms and conditions under any such insurance policy. At and after the Distribution, the SpinCo Group shall procure all contractual and statutorily obligated insurance related to the operation of the SpinCo Business.

Section 7.2 Claims under Parent Insurance Policies.

(a) At and after the Distribution, the members of each of the Parent Group and the SpinCo Group shall, subject to the terms of this Section 7.2, have the right to assert Parent Policy Pre-Separation Insurance Matters under the applicable insurance policies up to the full extent of the applicable and available limits of liability of any such policy subject to the terms and conditions of such policies.

(i) With respect to any claims contemplated by Section 7.2(a) asserted by members of the SpinCo Group with respect to the SpinCo Business, or any claim described in clause (a) of the definition of Parent Policy Pre-Separation Insurance Matters, subject to the terms of this Section 7.2, members of the SpinCo Group shall be solely responsible for notifications, and updates to the applicable insurance companies, compliance with all policy terms and conditions, and for the handling, pursuit and collection of such claims.

(ii) Members of the SpinCo Group shall not, without the written consent of Parent, amend, modify, waive or release any rights of Parent under any such insurance policies and programs. Parent shall have primary control over any Parent Policy Pre-Separation Insurance Matters relating to both the Parent Business and the SpinCo Business, subject to the terms and conditions of the relevant policy of insurance governing such control.

(b) Each of Parent and SpinCo shall, and shall cause each member of the Parent Group and SpinCo Group, respectively, to, reasonably cooperate with and assist the applicable member of the SpinCo Group and the Parent Group, as applicable, with respect to claims reported to insurance companies pursuant to Section 7.2(a). With respect to coverage claims or requests for benefits asserted by members of the SpinCo Group under the Available Insurance Policies, or any claim described in clause (a) of the definition of Parent Policy Pre-Separation Insurance Matters, Parent shall have the right but not the duty to monitor or associate with such claims.

(c) Notwithstanding anything contained herein, except as provided in Section 7.6, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of any member of the Parent Group to insurance coverage under the Parent Insurance Policies for any matter, whether relating to the rights of the SpinCo Group or otherwise and (ii) Parent shall retain the exclusive right to control the insurance policies of the Parent Group, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of such insurance policies and to amend, modify or waive any rights under any such insurance policies, notwithstanding whether any such insurance policies apply to any past, present or future Liabilities of or claims by any member of the SpinCo Group, including coverage claims with respect to any claim, act, omission, event, circumstance, occurrence or loss for which the SpinCo Group may make a claim under an insurance policy pursuant to this Section 7.2; provided, during the eighteen (18) month period following the Distribution, Parent will provide written notice to SpinCo of any changes to any Parent Insurance Policies (excluding self-insurance, captive insurance or insurance from Affiliates) under which the SpinCo Group has historically made material claims or are the subject of any claims pursuant to this Section 7.2. SpinCo, on behalf of itself and each member of the SpinCo Group, hereby gives consent for the Parent to inform any affected insurer of this Agreement and to provide such insurer, as reasonably necessary, with all or any portion of a copy hereof.

Section 7.3 Claims under SpinCo Insurance Policies.

(a) At and after the Distribution, the members of each of the Parent Group and the SpinCo Group shall, subject to the terms of this Section 7.3, have the right to assert SpinCo Policy Pre-Separation Insurance Matters under the applicable SpinCo Insurance Policies up to the full extent of the applicable and available limits of liability of such policy subject to the terms and conditions of such policies.

(i) With respect to any claims contemplated by Section 7.3(a) asserted by members of the Parent Group with respect to the Parent Business, or any claim described in clause (a) of the definition of SpinCo Policy Pre-Separation Insurance Matters, subject to the terms of this Section 7.3, members of the Parent Group shall be solely responsible for notifications, and updates to the applicable insurance companies, compliance with all policy terms and conditions, and for the handling, pursuit and collection of such claims.

(ii) Members of the Parent Group shall not, without the written consent of SpinCo, amend, modify, waive or release any rights of SpinCo under any such insurance policies and programs. SpinCo shall have primary control over any SpinCo Policy Pre-Separation Insurance Matters relating to both the Parent Business and the SpinCo Business, subject to the terms and conditions of the relevant policy of insurance governing such control.

(b) Each of Parent and SpinCo shall, and shall cause each member of the Parent Group and SpinCo Group, respectively, to, reasonably cooperate with and assist the applicable member of the SpinCo Group and the Parent Group, as applicable, with respect to claims reported to insurance companies pursuant to Section 7.3(a). With respect to coverage claims or requests for benefits asserted by members of the Parent Group under the insurance policies of the SpinCo Group, or any claim described in clause (a) of the definition of SpinCo Policy Pre-Separation Insurance Matters, SpinCo shall have the right but not the duty to monitor or associate with such claims.

(c) Notwithstanding anything contained herein, except as provided in this Article VII, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of any member of the SpinCo Group to insurance coverage for any matter, whether relating to the rights of the Parent Group or otherwise and (ii) SpinCo shall retain the exclusive right to control the insurance policies of the SpinCo Group, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of such insurance policies and to amend, modify or waive any rights under any such insurance policies, notwithstanding whether any such insurance policies apply to any past, present or future Liabilities of or claims by any member of the Parent Group, including coverage claims with respect to any claim, act, omission, event, circumstance, occurrence or loss for which the Parent Group may make a claim under an insurance policy pursuant to this Section 7.3; provided, during the eighteen (18) month period following the Distribution, SpinCo will provide written notice to Parent of any changes to any insurance policies of the SpinCo Group under which the Parent Group has historically made material claims or are the subject of any claims pursuant to this Section 7.3. Parent, on behalf of itself and each member of the Parent Group, hereby gives consent for SpinCo to inform any affected insurer of this Agreement and to provide such insurer, as reasonably necessary, with all or any portion of a copy hereof.

Section 7.4 Insurance Proceeds. Except as set forth on Section 7.4 of the Disclosure Letter, any Insurance Proceeds received by the Parent Group for the benefit of members of the SpinCo Group or by the SpinCo Group for the benefit of members of the Parent Group, in accordance with Section 7.2 or Section 7.3, shall be transferred, respectively, to the SpinCo Group (in the former case) or the Parent Group (in the latter case). Any Insurance Proceeds received for the benefit of both the Parent Group and the SpinCo Group shall be distributed pro rata based on the respective share of the underlying loss.

Section 7.5 Claims Not Reimbursed. No Party shall be liable to another Party for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, reimbursement obligations (including under “fronted” or similar insurance policies), bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Parent Group or any member of the SpinCo Group or any defect in such claim or its processing. To the extent an insurance carrier requires a Party or a member of such Party’s Group to make a payment in respect of a deductible, retention or other similar limitation on coverage that is the obligation of the other Party or of a member of such other Party’s Group, the responsible Party shall cause such amount to be repaid to the applicable Party or Group member in accordance with Section 9.6 of the Disclosure Letter. Nothing in this Section 7.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 7.6 D&O Policies. At and after the Distribution, Parent shall not, and shall cause the members of the Parent Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Parent Group in respect of claims made against and known by Parent prior to the Distribution. Parent shall, and shall cause the members of the Parent Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution in their pursuit of any such coverage claims under such D&O Policies which could inure to the benefit of such individuals. Parent shall allow SpinCo and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine the relevant D&O Policies maintained by Parent and members of the Parent Group. Parent shall provide, and shall cause other members of the Parent Group to provide, such cooperation as is reasonably requested by SpinCo in order for SpinCo to have in effect at and after the Distribution new D&O Policies with respect to claims reported at or after the Distribution including for claims relating to acts or omissions prior to the Distribution. Each of SpinCo and Parent shall, and shall cause each member of the SpinCo Group and the Parent Group, respectively, to have in effect at and after the Distribution such D&O Policies as are appropriate in their respective judgments to cover any claims reported at or after the Distribution for which they respectively have written indemnity obligations to directors, officers and employees, including for claims relating to acts or omissions prior to the Distribution.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each of the Parties shall, subject to Section 2.1(f), use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate, and make effective, the transactions contemplated by this Agreement.

Section 8.2 Non-Solicitation Covenant. For a period of eighteen (18) months from and after the Distribution Date, no Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, (a) solicit or induce or attempt to solicit or induce any executive, any officer or any employee of the other Party’s Group to leave employment of such Party’s Group or (b) hire any executive, any officer or any employee, in each case, without the prior written consent of Parent or SpinCo, as applicable; provided, however, that this Section 8.2 shall not prohibit (i) any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Parent Group or the SpinCo Group, as applicable or (ii) soliciting any person who has ceased to be employed by the other Party’s Group at least six (6) months prior to the commencement of such solicitation.

Section 8.3 Non-Competition Covenant.

(a) For a period of three (3) years from the Distribution Date (the “Restricted Period”), neither Parent nor any member of the Parent Group will engage in (or own any Equity Interest in any Person who engages in), directly or indirectly, the manufacture, marketing, distribution or sale, in each case to the Specified End Markets, anywhere in the world, of any of the products listed on Section 8.3(a) of the Disclosure Letter or in replacement products therefor in the Specified End Markets (the “Competitive Business”); provided, that none of the following shall constitute a Competitive Business: (i) any activity conducted by the Parent Business (including any activity of any joint venture or other arrangement in which Parent holds an equity investment) as of the Distribution Date and reasonable extensions thereof and (ii) any activity conducted pursuant to any agreement between any member of the Parent Group and any member of the SpinCo Group entered into in connection with the transactions contemplated hereby.

(b) Notwithstanding the foregoing, the prohibitions in Section 8.3(a) shall not prohibit (i) the direct or indirect ownership by any member of the Parent Group of 9.9% or less of the outstanding stock or other securities of any Person engaged in a Competitive Business, solely as a passive investor; (ii) investing in funds or partnerships which in turn invest in companies that engage in a Competitive Business, so long as Parent does not exercise control over such investment decisions; (iii) the performance by Parent or any member of the Parent Group of any of its obligations under this Agreement, any Ancillary Agreement, the Merger Agreement or any Transaction Document (as defined in the Merger Agreement); (iv) the acquisition, whether in a single transaction or a series of related transactions, and, after such acquisition, the ownership of an Equity Interest in, any Person (or its successor) that is engaged, directly or indirectly through a Subsidiary, in a Competitive Business if such Competitive Business generated 20% or less of such acquired Person’s consolidated annual revenues as of the last completed fiscal year of such acquired Person; or (v) the acquisition whether in a single transaction or a series of related transactions, and, after such acquisition, the ownership of an Equity Interest in any Person (or its successor) that is engaged, directly or indirectly through a Subsidiary, in a Competitive Business if (A) such Competitive Business generated 49.9% or less of such acquired Person’s consolidated annual revenues in the last completed fiscal year of such acquired Person and (B) Parent or its applicable Affiliate, within twelve (12) months of the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of the Competitive Business such that the restrictions set forth in Section 8.3(a) would not have operated to restrict such ownership assuming completion of the divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable (and in any event within twenty-four (24) months of the consummation of the acquisition of such Competitive Business).

The Parties understand and acknowledge that any non-intentional de minimis violations of this Section 8.3 by Parent or any member of the Parent Group and sales to third-party distributors and retailers (and further sales by such distributors and retailers) where the Parent Group does not target the Specified End Markets shall not be deemed a breach of this Section 8.3. Notwithstanding the foregoing or any other provision of this Agreement, this Section 8.3 shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls.

Section 8.4 Certain Acknowledgments. The Parties acknowledge that the covenants set forth in Section 8.2 (Non-Solicitation) and Section 8.3 (Non-Competition) (together, the “Restrictive Covenant Sections”) are reasonable in order to protect the value of the SpinCo Business. It is the intention of the Parties that if any covenant contained in the Restrictive Covenant Sections covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in the Restrictive Covenant Sections) that would be valid and enforceable under applicable Law.

Section 8.5 Ancillary Agreements. Prior to the Distribution Time, with respect to any Ancillary Agreement that has not yet been executed, but for which the form of such Ancillary Agreement attached hereto expressly contemplates covenants or other agreements that on their face would be operative prior to the Distribution Time if such Ancillary Agreement had been executed by the parties thereto as of the date hereof, then notwithstanding the fact that such Ancillary Agreement has not yet been executed by the parties thereto, the Parties agree on behalf of themselves and their respective Affiliates that all such provisions are incorporated herein by reference, mutatis mutandis, and shall be operative prior to the Distribution Time as if such Ancillary Agreement had been executed with respect to such provisions prior to the relevant time.

Section 8.6 Reorganization of Eaton Indemnitors. Following the occurrence of an Eaton Indemnitor Change Event, whether such Eaton Indemnitor Change Event occurs prior to or following the Distribution Time, Parent shall cause the replacement of the Eaton Indemnitor undergoing the Eaton Indemnitor Change Event under this Agreement and the Ancillary Agreements with an entity or entities that are reasonably satisfactory to SpinCo (following the Distribution Time) or Merger Partner (prior to the Distribution Time) (a “Replacement Indemnitor”) under this Agreement and any Ancillary Agreement; provided, that a replacement entity or entities shall be deemed acceptable if their net asset value, as of the last completed fiscal quarter prior to the replacement of the applicable Eaton Indemnitor, is in the aggregate equal to or greater than the net asset value of the replaced Eaton Indemnitor as of the last completed fiscal quarter prior to the date of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. Except for a termination described in the immediately preceding sentence, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.2 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by PDF signature and scanned and exchanged by electronic mail, and such PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements, the Disclosure Letter, the Merger Agreement, and the Transaction Documents (as defined in the Merger Agreement), the Confidentiality Agreement (as defined in the Merger Agreement) and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement or any Master Ancillary Agreement, on the one hand, and the provisions of any Local Transfer Agreement or Separate Conveyancing Instrument (including any provision of a Local Transfer Agreement or Separate Conveyancing Instrument providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement and any such Master Ancillary Agreement shall prevail and remain in full force and effect, unless otherwise stated in such Master Ancillary Agreement or required by non-waivable local Law. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement in accordance with the immediately preceding sentence.

(c) Parent, Eaton Ohio and Eaton HoldCo represent on behalf of themselves and each other member of the Parent Group, SpinCo represents on behalf of itself and each other member of the SpinCo Group and Merger Partner represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and, assuming the due execution of delivery of this Agreement and each such Ancillary Agreement by the parties thereto, constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof or thereof.

Section 9.3 Negotiation. In the event of any dispute arising out of or in connection with this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article IX) or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall first give written notice of the Dispute (a “Dispute Notice”), and the chief legal officers of the Parties (or such other individuals designated by the respective chief legal officers) or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any Action in accordance with Section 9.4, the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period. Notwithstanding anything to the contrary contained in this Section 9.3, the Parties’ agreement to negotiate during the Negotiation Period and the requirement to provide a Dispute Notice as described herein shall not prevent a Party from commencing any action in order to seek any injunctive or other urgent relief in accordance with Section 9.4 and Section 9.5.

Section 9.4 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, any Ancillary Agreement or the Separation Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement, any Ancillary Agreement or the Separation Transactions in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement, any Ancillary Agreement or the Separation Transactions brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement, any Ancillary Agreement or the Separation Transactions in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 9.10.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR ANY OF THE SEPARATION TRANSACTIONS, WHETHER SUCH CLAIMS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 9.4. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 9.4 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(c) To the extent that the dispute resolution provisions of any Ancillary Agreement are inconsistent with the provisions of this Section 9.4, the provisions of this Section 9.4 shall control unless such Ancillary Agreement expressly provides that the provisions of this Section 9.4 shall not control. Each Party shall cause their respective group members to act in accordance with this Section 9.4(c).

Section 9.5 Specific Performance. Subject to Section 9.3 and Section 9.4, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any applicable Ancillary Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement or any applicable Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived.

Section 9.6 No Set-Off; Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, (a) no Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (i) amounts payable pursuant to this Agreement or any Ancillary Agreement or (ii) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement and (b) any amounts payable pursuant to this Agreement (including pursuant to Section 2.3(d)(iii)) or any Ancillary Agreement shall be settled in the manner and on the timeframes provided on Section 9.6 of the Disclosure Letter.

Section 9.7 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 9.3 or Section 9.4, with respect to all matters not subject to such dispute resolution.

Section 9.8 Assignability. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable (including by means of a divisional or divisive merger or similar transaction), in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto and (ii) a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no assignment permitted by clauses (i) or (ii) of this Section 9.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. In the case of any assignment permitted by this Section 9.8, the assigning Party shall provide prompt written notice of such assignment to the non-assigning Party.

Section 9.9 Third-Party Beneficiaries. Except as expressly set forth in Section 6.10, the rights of the members of each Party’s Group as set forth herein, and for the indemnification rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in his, her or its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.10 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent or, prior to the Distribution Time, SpinCo, to:

Eaton Corporation plc

c/o Eaton Corporation

1000 Eaton Boulevard

Cleveland, Ohio 44122

Attention:	Ron E. Garber, VP & Chief Counsel – M&A
E-mail:	[#####]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Steven J. Williams

Dotun O. Obadina

E-mail:	swilliams@paulweiss.com

dobadina@paulweiss.com

If to Merger Partner or, following the Distribution Time, SpinCo, to:

Dana Incorporated

3939 Technology Drive

Maumee, OH 43537

Attention:	Douglas H. Liedberg
Email:	[#####]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	David M. Klein, P.C.

Rachael G. Coffey, P.C.

Brian H. Junquera

E-mail:	dklein@kirkland.com

rachael.coffey@kirkland.com

brian.junquera@kirkland.com

Any Party may, by notice to the other Parties, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 9.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 9.12 Expenses. Except as otherwise expressly set forth in this Agreement, the Merger Agreement or in any other Ancillary Agreement, the third-party fees of Parent, SpinCo and the members of their respective Groups incurred in connection with the Restructuring, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements shall in each case be borne by the party incurring such fees except as otherwise expressly provided in this Agreement or the Ancillary Agreements.

Section 9.13 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Distribution and shall remain in full force and effect.

Section 9.15 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 9.16 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 9.17 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including the Disclosure Letter) and not to any particular provision of this Agreement. Article or Section references are to the Articles and Sections of or to this Agreement or the Disclosure Letter, as applicable, unless otherwise specified. Any capitalized terms used in the Disclosure Letter or in any Schedule to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in the Disclosure Letter or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 9.16). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

Section 9.18 Parent Obligations. Notwithstanding anything to the contrary in this Agreement, Parent shall have no responsibility or obligation under this Agreement to make any contributions, transfers, assignments, conveyances or any other payment of any kind to SpinCo or members of the SpinCo Group; rather, Eaton Ohio and Eaton HoldCo (and, if applicable, any Replacement Indemnitor) (on behalf of the Parent Group) shall be jointly and severally liable for and responsible for any such obligations or payments (including with respect to any indemnification obligations) arising hereunder.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed as of the date first noted above by their duly authorized representatives.

EATON CORPORATION PLC

By:	/s/ Sergio Letelier
Name:	Sergio Letelier
Title:	Senior Vice President, Strategy and Corporate Development

EATON CORPORATION

By:	/s/ Adam Wadecki
Name:	Adam Wadecki
Title:	Senior Vice President and Controller

EATON CAPITAL UNLIMITED COMPANY

By:	/s/ Nicolas Papaioannou
Name:	Nicolas Papaioannou
Title:	Director

MOBILITY (USA) CORPORATION

By:	/s/ Kirsten M. Park
Name:	Kirsten M. Park
Title:	Vice President and Treasurer

DANA INCORPORATED

By:	/s/ Timothy R. Kraus
Name:	Timothy R. Kraus
Title:	Chief Financial Officer

[Signature Page to Separation and Distribution Agreement]